As filed with the Securities and Exchange Commission on September 9, 2011
Registration No. 333-176280

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTMOUNTAIN INDEX ADVISOR, INC.
(Exact name of registrant as specified in charter)

Colorado	000- 53028	26-1315498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6799
(Primary Standard Industrial Classification Number)

 2186 S. Holly St., Suite 104, Denver, CO 80222
 (Address of principal executive offices including zip code)

(303) 800-0678
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Gregory Schifrin, Chief Executive Officer
WestMountain Index Advisor, Inc.
120 Lake Street, Suite 401
Sandpoint, ID 83864
(208)-265-5858, (208)-265-0328 (fax)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James F. Biagi, Jr.
Monahan & Biagi, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)

As soon as practicable and from time to time after this registration statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☑
(Do not check if a smaller reporting Company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	6,686,095	(1)	$1.25	(3)	$8,357,619	$970.32

(1)
The common stock being registered for resale consists of (i) 866,000 shares of common stock  issued and 59,000 shares of common stock to be issued upon the exercise of a Warrant granted to WestMountain Asset Management, Inc. dated February 18, 2011; (ii) 400,000 shares of common stock issued to BOCO Investments LLC related to a February 28, 2011 re-issuance of WMTN common stock, 2011; (iii) 300,000 shares of common stock issued to Capital Peak Partners LLC under the exercise of a Warrant dated February 18, 2011; (iv) 1,000,000 shares of common stock issued to BOCO Investments LLC related to the conversion of Terra Mining Corp Demand Promissory Notes on February 18, 2011; (v) 100,000 shares of common stock issued to BOCO Investments LLC related to the a Subscription Agreement dated February 18, 2011;  (vi)  300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Sterling Group dated April 1, 2011; (vii) 300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Logic International Consulting Group LLC dated April 7, 2011; and (viii) 3,361,095 shares of common stock to be issued upon the exercise of Warrants dated April 18. 2011.

(2)
Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(3)
The registration fee is calculated pursuant to Rule 457(c) of the Securities Act based on the last reported sale price of the registrant’s common stock, $0.001 par value, on September 8, 2011, as reported on the OTCBB.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY, SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2011.

PROSPECTUS

WestMountain Index Advisor, Inc.

6,686,095 Shares of Common Stock

This prospectus covers the resale of up to (i) 866,000 shares of common stock  issued and 59,000 shares of common stock to be issued upon the exercise of a Warrant granted to WestMountain Asset Management, Inc. dated February 18, 2011; (ii) 400,000 shares of common stock issued to BOCO Investments LLC related to a February 28, 2011 re-issuance of WMTN common stock, 2011; (iii) 300,000 shares of common stock issued to Capital Peak Partners LLC under the exercise of a Warrant dated February 18, 2011; (iv) 1,000,000 shares of common stock issued to BOCO Investments LLC related to the conversion of Terra Mining Corp Demand Promissory Notes on February 18, 2011; (v) 100,000 shares of common stock issued to BOCO Investments LLC related to the a Subscription Agreement dated February 18, 2011;  (vi)  300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Sterling Group dated April 1, 2011; (viii) 300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Logic International Consulting Group LLC dated April 7, 2011; and (vii) 3,361,095 shares of common stock to be issued upon the exercise of Warrants dated April 18. 2011. These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our common stock trades on the OTCBB under the symbol (“WMTN”). On September 9, 2011, the last reported sale price for our common stock as reported on OTCBB was $3.99 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 9, 2011.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

You may rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the securities means that the information contained in this prospectus is correct after the date hereof. This prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in WestMountain Index Advisor, Inc. common stock under the heading “Risk Factors,” before investing in WestMountain Index Advisor, Inc. common stock. In this prospectus, “WestMountain,” “WMTN,” “Company,” “we,” “us,” and “our” refer to WestMountain Index Advisor, Inc.

The Offering

This prospectus covers the resale of up to (i) 866,000 shares of common stock  issued and 59,000 shares of common stock to be issued upon the exercise of a Warrant granted to WestMountain Asset Management, Inc. dated February 18, 2011; (ii) 400,000 shares of common stock issued to BOCO Investments LLC related to a February 28, 2011 re-issuance of WMTN common stock, 2011; (iii) 300,000 shares of common stock issued to Capital Peak Partners LLC under the exercise of a Warrant dated February 18, 2011; (iv) 1,000,000 shares of common stock issued to BOCO Investments LLC related to the conversion of Terra Mining Corp Demand Promissory Notes on February 18, 2011; (v) 100,000 shares of common stock issued to BOCO Investments LLC related to the a Subscription Agreement dated February 18, 2011;  (vi)  300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Sterling Group dated April 1, 2011; (viii) 300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Logic International Consulting Group LLC dated April 7, 2011and (vii) 3,361,095 shares of common stock to be issued upon the exercise of Warrants dated April 18. 2011. Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

The Company and our Business

WMTN is an exploration and development company that explores, acquires, and develops advanced stage properties. We have a high-grade gold system in the resource definition phase with 168,000 oz of inferred gold which in total offers potential of greater than 1,000,000 ounces that is owned by our wholly owned subsidiary, Terra Mining Corp. (“TMC”). The property consists of 240 Alaska state mining claims covering approximately 130 square kilometers. All Government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.  We refer to this project as the “TMC project”.

We have budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development to implement the business plan as described below.  For further details see “Cash Requirements” below.

WMTN believes that it has sufficient capital in the short term for our current level of operations but, as discussed in greater detail below under “Cash Requirements,” we will have to raise substantial additional capital in order to fully implement the business plan.  If economic reserves of gold and/or other minerals are proven, additional capital will be needed to actually develop and mine those reserves. As described in Item 1.01 above and discussed under “Cash Requirements” below, we must expend $9,050,000 over the next four years as our “earn in” on the TMC project to own rights to 80% of the project.  Even if economic reserves are found, if we are unable to raise this capital, we will not be able to complete our earn in on this project.

Our principal source of liquidity for the next several years will need to be the continued raising of capital through the issuance of equity or debt.  WMTN plans to raise funds for each step of the project and as each step is successfully completed, raise the capital for the next phase.  WMTN believes this will reduce the cost of capital as compared to trying to raise all the anticipated capital at once up front.  However, since WMTN’s ability to raise additional capital will be affected by many factors, most of which are not within our control (see “Risk Factors”), no assurance can be given that WMTN will in fact be able to raise the additional capital as it is needed.

Our primary activity will be to proceed with the TMC project and other mining opportunities that may present themselves from time to time. We cannot guarantee that the TMC project will be successful or that any project that we embark upon will be successful. Our goal is to build our Company into a successful mineral exploration and development Company.

Summary Financial Results

During the fiscal year ended October 31, 2010 and the nine months ended July 31, 2011, we had no revenues.

Net loss for the nine months ended July 31, 2011 was $2,395,000 as compared to a net loss of $151,000 for the nine months ended July 31, 2010. The net loss included $900,000 of non-cash expenses related to the transaction that acquired the TMC and the TMC project.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Reverse Stock Split

Effective with the commencement of trading on October 12, 2010, the Company reverse split its Common Shares. New Common Shares were issued to shareholders in exchange for their Old Common Shares in the ratio of one New Common Share for each four Old Common Shares held, thus effecting a one-for-four reverse stock split. Fractional shares, if any, were rounded up to the next whole number. There was no change in the par value of the Common Shares.

Liquidity and Going Concern

With the acquisition of TMC, we expect that compared to the historic expenses incurred by TMC and, subject to raising additional capital, expenditures will ramp up for exploration and development.  We have budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development. We may choose to scale back operations to operate at break-even with a smaller level of business activity, while adjusting overhead depending on the availability of additional financing. In addition, we expect that we will need to raise additional funds if the Company decides to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if it must respond to unanticipated events that require it to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue the TMC project as described in this Prospectus. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

Risks Factors

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 3 of this prospectus.

Corporate Information

We were incorporated in the state of Colorado on October 18, 2007.  Our principal executive office is located at 2186 S. Holly St., Suite 104, Denver, CO 80222, and our telephone number is (303) 800-0678.   The Company’s principal website address is located at www.terraminingcorp.com. The information on our website is not incorporated as a part of this prospectus.

The Company’s Common Stock

Our common stock currently trades on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “WMTN.”

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in shares of the Company’s Common Stock. The most significant risks and uncertainties known and identified by our management are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section that constitute “forward-looking statements” under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). See “Forward-Looking Statements” beginning on page 3 of this prospectus.

The volatility of the price of gold could adversely affect our future operations and our ability to develop our properties.

The potential for profitability of our operations, the value of our properties and our ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market price of gold and other precious metals.  The price of gold may also have a significant influence on the market price of our common stock and the value of our properties.  Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received.  A decrease in the price of gold may prevent our property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold prices.

As of September 8, 2011, the price of gold was $1,856 per ounce, based on the daily London PM fix on that date.  The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate.  In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

Estimates of mineralized material are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, estimates of mineralized material presented in our press releases and regulatory filings are based upon estimates made by us and our consultants.  When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineralized material on our properties.  Until mineralized material is actually mined and processed, it must be considered an estimate only.  These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  We cannot assure you that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably.  Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property’s return on capital.  There can be no assurance that minerals recovered in small scale metallurgical tests will be recovered at production scale.

The mineralized material estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove inaccurate.  Extended declines in market prices for gold and silver may render portions of our mineralized material uneconomic and adversely affect the commercial viability of one or more of our properties and could have a material adverse effect on our results of operations or financial condition.

We need to continue as a going concern if our business is to succeed.

The audited financial statements for TMC for the period of inception from March 25, 2010 to October 31, 2010 indicates that there are a number of factors that raise substantial doubt about its ability to continue as a going concern.   Such factors identified in the report result from our limited history of operations, limited assets, and operating losses since inception.  If we are not able to continue as a going concern, it is likely investors will lose their investments.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete all intended exploration of the property, and therefore we will need to obtain additional financing in order to complete our business plan.  As of September 9, 2011 we had cash in the amount of $100,000.

Our business plan calls for significant expenses in connection with the exploration of the property.  We do not currently have sufficient funds to conduct continued exploration on the property and require additional financing in order to determine whether the property contains economic mineralization.  We will also require additional financing if the costs of the exploration of the property are greater than anticipated.

We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including the market prices for copper, silver and gold, investor acceptance of our property and general market conditions.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.  The only other anticipated alternative for the financing of further exploration would be our sale of a partial interest in the property to a third party in exchange for cash or exploration expenditures, which is not presently contemplated.

Because we have commenced limited business operations, we face a high risk of business failure.

We started exploring our properties in the summer of 2011.  Accordingly, we have no way to evaluate the likelihood that our business will be successful.  Although we were incorporated in the state of Colorado on October 18, 2007, the Company just acquired our mineral properties with our acquisition of TMC on February 28, 2011.  We have not earned any revenues as of the date of this prospectus.  TMC itself has only been in existence since March 25, 2010.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from development of the mineral claims and the production of minerals from the claims, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

We lack an operating history and we expect to have losses in the future.

Except for our initial exploration efforts as described above, we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

●	Our ability to locate a profitable mineral property;

●	Our ability to generate revenues; and

●	Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in foreseeable future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  Although we conducted a due diligence investigation prior to entering into the acquisition of TMC, risk remains regarding any undisclosed or unknown liabilities associated with this project. The payment of such liabilities may have a material adverse effect on our financial position.

Because we are small and do not have sufficient capital, we may have to cease operation even if we have found mineralized material.

Because we are small and do not have sufficient capital, we must limit our exploration. Because we may have to limit our exploration, we may be unable to mine mineralized material, even if our mineral claims contain mineralized material. If we cannot mine mineralized material, we may have to cease operations.

If we become subject to onerous government regulation or other legal uncertainties, our business will be negatively affected.

Governmental regulations impose material restrictions on mineral property exploration and development. Under Alaska mining law, to engage in exploration will require permits, the posting of bonds, and the performance of remediation work for any physical disturbance to the land. If we proceed to commence drilling operations on the mineral claims, we will incur additional regulatory compliance costs.

In addition, the legal and regulatory environment that pertains to mineral exploration is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring for ore deposits. The growth of demand for ore may also be significantly slowed. This could delay growth in potential demand for and limit our ability to generate revenues.  In addition to new laws and regulations being adopted, existing laws may be applied to limit or restrict mining that have not as yet been applied.  These new laws may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals.

We plan to continue to source exploration mineral claims. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that additional commercially exploitable reserves of gold exist on our properties.  Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of additional commercial quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

Weather and location challenges may restrict and delay our work on our property.

We plan to conduct our exploration on a seasonal basis, it is possible that snow or rain could restrict and delay work on the properties to a significant degree. Our property is located in a relatively remote location, which creates additional transportation and energy costs and challenges.

As we face intense competition in the mining industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

The mining industry is intensely competitive in all of its phases. Competition includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration and development programs may be slowed down or suspended.

Trading of our stock may be restricted by Blue Sky eligibility and the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

We currently are not Blue Sky eligible in certain states so trading of the Company’s stock in such states may be restricted. In addition, the SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Under the penny stock rules, additional sales practice requirements are imposed on broker-dealers who sell to persons other than established customers and "accredited investors."  The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to broker-dealers ability to trade in the Company’s securities.  The Blue Sky eligibility and the penny stock rules may discourage investor interest in and limit the marketability of, the Company’s common stock.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of September 9, 2011, there were 24.5 million shares of common stock and warrants issued and outstanding on a fully diluted basis. Therefore the amount of shares being registered for resale constitutes a significant percentage of the issued and outstanding shares and the sale of all or a portion of these shares could have a negative effect on the market price of our common stock. Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestitures that could result in financial results that are different than expected.

In the normal course of business, we may engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. All such transactions are accompanied by a number of risks, including:

●	Use of significant amounts of cash,

●	Potentially dilutive issuances of equity securities on potentially unfavorable terms,

●	Incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, and

●
The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

●	The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties in the foreseeable include:

●	Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

●
The need to integrate each Company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

●	The need to implement controls, procedures and policies appropriate for a public company that may not have been in place in private companies, prior to acquisition,

●	The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

●	The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we may engage in discussions with candidates regarding potential divestures. If a divestiture does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

●	Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

●	Identify and separate the intellectual property to be divested from the intellectual property that we wish to retain,

●	Reduce fixed costs previously associated with the divested assets or business, and

●	Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

The market price of our common stock may be volatile.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, loan, note payable and agreement defaults, loss of our subsidiaries and impairment of assets,

●	Issuance of convertible or equity securities for general or merger and acquisition purposes,

●	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes,

●	Sale of a significant number of shares of our common stock by shareholders,

●	General market and economic conditions,

●	Quarterly variations in our operating results,

●	Investor relation activities,

●	Announcements of technological innovations,

●	New product introductions by us or our competitors,

●	Competitive activities, and

●	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Our management has substantial influence over our company.

As of September 9, 2011, Greg Schifrin, our CEO, and Mr. James Baughman together, either directly or indirectly, own or control 6.7 million shares as of the filing date or approximately 33.7% of the Company’s issued and outstanding common stock as of the date of this Prospectus and 27.3% of our common stock on a fully diluted basis.

Mr. Schifrin and Mr. Baughman, in combination with other large shareholders, could cause a change of control of our board of directors, approve or disapprove any matter requiring stockholder approval, cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our common stock.

Conflict of interest.

Some of our officers and directors are also directors and officers of other companies, and conflicts of interest may arise between their duties as our officers and directors and as directors and officers of other companies. These factors could have a material adverse effect on our business, financial condition and results of operations.

We have limited insurance.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”). Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

The 300,000 shares of common stock to be issued upon the exercise of the Warrant granted to Sterling Group dated April 1, 2011 are exercisable at $0.50 per share. The 3,361,095 shares of common stock to be issued upon the exercise of the Warrants dated April 18. 2011 are exercisable at $0.75 per share. The 59,000 shares of common stock to be issued upon the exercise of the Warrant granted to WestMountain Asset Management, Inc. dated February 18, 2011 are exerciseable at $.001 per share.  If all warrants are exercised, as expected by the Company, the Company will receive a total of $2,670,880.  There are no material costs incurred beyond the costs related to this prospectus that will be incurred by the Company with respect to such exercises, so all of the proceeds will be available for use by the Company to fund its operations as described herein.

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares owned by each of the selling security holders who hold shares of our common stock covered by this prospectus, including: (i) 866,000 shares of common stock  issued and 59,000 shares of common stock to be issued upon the exercise of a Warrant granted to WestMountain Asset Management, Inc. dated February 18, 2011; (ii) 400,000 shares of common stock issued to BOCO Investments LLC related to a February 28, 2011 re-issuance of WMTN common stock, 2011; (iii) 300,000 shares of common stock issued to Capital Peak Partners LLC under the exercise of a Warrant dated February 18, 2011; (iv) 1,000,000 shares of common stock issued to BOCO Investments LLC related to the conversion of Terra Mining Corp Demand Promissory Notes on February 18, 2011; (v) 100,000 shares of common stock issued to BOCO Investments LLC related to the a Subscription Agreement dated February 18, 2011;  (vi)  300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Sterling Group dated April 1, 2011; (vii) 300,000 shares of common stock to be issued upon the exercise of a Warrant granted to Logic International Consulting Group LLC dated April 7, 2011and (viii) 3,361,095 shares of common stock to be issued upon the exercise of Warrants dated April 18. 2011. We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time.

The selling security holders may decide to sell all, some, or none of the securities listed below.   See “Plan of Distribution.”  We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the section of this prospectus entitled “Certain Relationships and Related Party Transactions” beginning on page 27, no selling security holder has had any material relationship with us or our affiliates during the last three years. No selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of September 9, 2011.  Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of class beneficially owned based on 24,480,993 fully diluted shares of common stock outstanding on September 9, 2011.

	Securities		Securities
	Beneficially	Securities	Beneficially	% Beneficial
	Owned Prior to	Being	Owner After	Ownership
Name of Selling Shareholder (A)	Offering (B)	Offered (C)	Offering (D)	After Offering (E)
Shares For Resale-
WestMountain Asset Management, Inc.	866,000	866,000	-	*
Capital Peak Partners LLC	2,350,000	300,000	2,050,000	8.4%
BOCO Investments LLC	3,100,000	1,500,000	1,600,000	6.5%

Total shares for resale	6,316,000	2,666,000	3,650,000	14.9%

Shares Issuable Upon the Exercise of Warrants-
WestMountain Asset Management, Inc.	59,000	59,000	-	*
Sterling Group LLC	300,000	300,000	-	*
Logic International Consulting Group LLC	1,900,000	300,000	1,600,000	6.5%
Warrants related to February 18, 2011 private placement	6,722,190	3,361,095	3,361,095	13.7%

Total shares issuable upon the exercise of warrants	8,981,190	4,020,095	4,961,095	20.3%

Total	15,297,190	6,686,095	8,611,095	35.2%
_______________
* Less than 1%.

PLAN OF DISTRIBUTION

Each of the selling security holders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	A combination of any such methods of sale; or

•	Any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

LEGAL MATTERS

Monahan & Biagi, PLLC has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus.

EXPERTS

The financial statements incorporated in this prospectus have been so incorporated in reliance on report of PMB Helin Donovan LLP (“PMB”), the Company’s independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

On April 15, 2011, we dismissed Cordovano and Honeck LLP  as our independent registered public accounting firm.

On April 15, 2011 we, upon the Board of Director’s approval, engaged the services of PMB as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements as of October 31, 2011 and for the year then ended. PMB performed a review of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending April 30, 2011, and will be performing reviews of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q going forward. In addition, PMB issued the report dated January 19, 2011 relating to the consolidated balance sheet of Terra Mining Corporation, for the period ended October 31, 2010 and related consolidated statement of operations, stockholders’ equity and cash flows from March 25, 2010 (inception date) through the period ended October 31, 2010.

PMB has served as expert in auditing and accounting.

BUSINESS

WMTN is an exploration and development company that explores, acquires, and develops advanced stage properties. We have a high-grade gold system in the resource definition phase with 168,000 oz of inferred gold which in total offers potential of greater than 1,000,000 ounces. The property consists of 240 Alaska state mining claims covering approximately 130 square kilometers. All Government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.

We have budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development to implement the business plan as described above.  For further details see “Cash Requirements” below.

WMTN believes that it has sufficient capital in the short term for our current level of operations but, as discussed in greater detail below under “Cash Requirements,” we will have to raise substantial additional capital in order to fully implement the business plan.  If economic reserves of gold and/or other minerals are proven, additional capital will be needed to actually develop and mine those reserves. As described in Item 1.01 above and discussed under “Cash Requirements” below, we must expend $9,050,000 over the next four years as our “earn in” on the TMC project to own rights to 80% of the project.  Even if economic reserves are found, if we are unable to raise this capital, we will not be able to complete our earn in on this project.

Our principal source of liquidity for the next several years will need to be the continued raising of capital through the issuance of equity or debt.  WMTN plan to raise funds for each step of the project and as each step is successfully completed, raise the capital for the next phase.  WMTN believes this will reduce the cost of capital as compared to trying to raise all the anticipated capital at once up front.  However, since WMTN’s ability to raise additional capital will be affected by many factors, most of which are not within our control (see “Risk Factors”), no assurance can be given that WMTN will in fact be able to raise the additional capital as it is needed.

Our primary activity will be to proceed with the TMC project and other mining opportunities that may present themselves from time to time. We cannot guarantee that the TMC project will be successful or that any project that we embark upon will be successful. Our goal is to build our Company into a successful mineral exploration and development Company.

ACQUISITION OF TMC

Confirmation of Close of Share Exchange Agreement with TMC

On February 28, 2011, WMTN and TMC entered into a Close of Share Exchange Agreement. This Agreement confirmed the closing of the acquisition of TMC by WMTN in a stock exchange transaction whereby the shareholders and board of TMC became the majority holders of WMTN common stock and acquired operating control of the combined companies and TMC became a wholly owned subsidiary of WMTN.   In connection with this acquisition of TMC by WMTN, several other definitive agreements were entered into, including the sales of unregistered securities in private transactions exempt from registration under the Securities Act of 1933.

Share Exchange Agreement with TMC

On February 18, 2011, WMTN entered into a Share Exchange Agreement with Gregory Schifrin, American Mining Corporation (“AMC”) and James Baughman to acquire 100% of the issued and outstanding shares of common stock of TMC in exchange for 1,500,000 shares of restricted common stock of WMTN, par value of $.001 per share.

In addition, WMTN issued warrants to the TMC founder investors Gregory Schifrin and James Baughman for 300,000 and 200,000 shares of WMTN common stock, respectively. WMTN issued warrants to other TMC founder investors for 500,000 shares of common stock. The warrants expire February 17, 2014 and are exercisable at $.001 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares and shares issuable upon exercise of the warrants within ninety days on a best efforts basis. On June 13, 2011, the warrants were exercised and 1,000,000 shares of WMTN common stock were issued.

On February 18, 2011, WMTN entered into a Share Exchange Agreement with Mining Minerals LLC (owned 60% and 40 % by Gregory Schifrin and James Baughman, respectively) whereby WMTN acquired the claims recorded with the Alaska Department of Natural Resources, Recording Numbers 2010-000468-0 through 2010-000481-0, recorded on October 19, 2010, in exchange for a total of 5,000,000 shares of common stock of WMTN. As of February 18, 2011, the Alaska claims are owned by WMTN. On June 13, 2011, Mineral Mining LLC sold 100,000 shares to Mark Scott for $.001 per share.

At closing and reflecting the above transactions with regard to the acquisition of TMC, existing WMTN shareholders and the former TMC shareholders  owned 30.3% and 69.7%, respectively, of the issued and outstanding shares of WMTN.

Other Agreements Related to Acquisition of TMC

On February 18, 2011, WMTN entered into a Consulting Agreement with WestMountain Asset Management, Inc. (“WASM” and “WASM Agreement”), a WMTN shareholder affiliated with BOCO Investments LLC. Under the terms of the WASM Agreement, WASM agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending December 31, 2011. WASM received a Warrant for 925,000 shares at $.001 per share.  WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrant within ninety days on a best efforts basis. On August 10, 2011, WASM exercised a portion of the warrant and 866,000 shares of WMTN common stock were issued.

Rescission Agreement with Debenture Holders

During September and October, 2010, TMC issued interest bearing non-secured Debenture Notes totaling $625,000. During November 2010, an additional Debenture Note was issued for $5,000, increasing the total to $630,000.The Debenture Notes had a term of three years and included interest of 12% per year.  The outstanding principal and interest were convertible at a rate of $0.0125 per TMC share.  Upon conversion the related derivative liability of $4,200 was expensed to financing fees.

On February 18, 2011, TMC signed a Rescission Agreement with the holders of Debenture Notes (“Debenture Notes”).  TMC rescinded the Debenture Notes by returning the $630,000 invested by the Debenture Holder, plus $30,547 of interest thereon in accordance with the terms of the Debentures Notes. Elimination of this debt was a condition to closing the acquisition of TMC by WMTN.

Stock Purchase Agreement with TMC

On February 18, 2011, WMTN entered into a Stock Purchase Agreement with TMC related to the acquisition of Terra Gold Corporation (“TGC”), a wholly owned subsidiary of TMC. Under the terms of the Stock Purchase Agreement, WMTN acquired 100% of TGC by assuming $500,000 in debt plus accrued interest of $7,685 owed to BOCO Investments LLC (“BOCO”).

POST CLOSING TRANSACTIONS

In addition to the Stock Purchase and Share Exchange Agreements with TMC, Gregory Schifrin, AMC and James Baughman, WMTN entered into additional transactions to add other mineral properties and increase working capital by approximately $1,500,000 in preparation for the development of the TMC properties. The additional transactions are summarized below.

Conversion of BOCO Demand Promissory Notes (“Notes”)

On August 5, 2010, TMC issued a Note to BOCO totaling $100,000.   The Note included interest of 15% per annum and was payable on November 3, 2011. The Note was secured by the assets of TMC. If the Note should become in default, the Notes included additional interest of 29% per annum, compounded annually, above the rate that would otherwise be in effect.  As part of the consideration for the loan, TMC issued warrants to BOCO to acquire 300,000 shares of TMC common stock at an exercise price of $0.001 per share.

On December 22, 2010, TMC issued a Note to BOCO in the amount of $400,000.  The Note bears no interest except in the event of default.  The default interest rate is 29 % per annum, compounded annually.  The Promissory Note is collateralized by the assets of TMC and shares of a Company affiliated with an Officer of the Company. The Promissory Note is due on March 22, 2011.  As part of the consideration for this loan, TMC issued warrants to BOCO to acquire 800,000 shares of TMC common stock at an exercise price of $0.001 per share.

On January 12, 2011, the Company entered into a Forbearance Agreement with BOCO. Under the terms of the Forbearance Agreement, the Company and BOCO agreed to not exercise their rights under the Notes until the earlier of February 2, 2011, the date of an event of default occurs under the Note or the date the Company fails to comply with the terms and conditions of the Forbearance Agreement.

These Notes were assumed by WMTN as payment for its acquisition of TGC discussed above.

On February 18, 2011, BOCO agreed to convert all $500,000 of the Notes into common stock of WMTN effective immediately following the acquisition of TMC by WMTN and agreed to cancel its warrants to acquire 1,100,000 shares of TMC common stock and agreed to waive interest of $7,685. In consideration for this conversion, warrant cancellation and interest waiver, WMTN issued 1,000,000 shares of its common stock and a warrant to acquire an additional 1,000,000 shares of WMTN common stock exercisable for $0.001 per share. On June 13, 2011, the warrant was exercised and 1,000,000 shares of WMTN common stock were issued.

Amended Agreement with Ben Porterfield

On January 7, 2011, TMC entered into a Amended Agreement with Ben Porterfield related to five mining claims known as Fish Creek 1-5 (ADL-648383 through ADL-648387). As part of this Amended Agreement Ben Porterfield consented to certain conveyances, assignments, contributions and transfers related to this above five mining claims as part of the JV Agreement. TMC paid $150,000 to Ben Porterfield and issued 500,000 shares of WMTN restricted common stock. The common stock was recorded as Contractual Rights at $250,000 or $.50 per share. Another $50,000 payment is due in October 2011 and Mr. Porterfield is to receive 200 tons of or materials over the next two years.

Subscription Agreements

During the period starting February 18, 2011, WMTN entered into Subscription Agreements with accredited investors totaling $630,000. WMTN agreed to issue 1,321,095 shares of restricted WMTN common stock at an average price of $.50. The shares do not have registration rights.

Additional Private Placement

During the period starting February 18, 2011, WMTN entered into Subscription Agreements with additional accredited investors totaling $520,000.WMTN agreed to issue 1,040,000 shares of restricted WMTN common stock at an average price of $.50 per share. The shares do not have registration rights.

On August 18, 2011, the Company signed Subscription Agreements for $400,000 and agreed to issue 145,491 shares of restricted common stock at $2.75 per share. The restricted common stock does not have registration rights. In addition, the Company agreed to warrants for 145,491 shares at $4.25 per share. The warrants expire August 17, 2014 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

Consulting Agreements

On February 18, 2011, the Company entered into a Consulting Agreement with Mark Scott (“Scott Consulting Agreement”). Under the terms of the Scott Consulting Agreement, Mr. Scott agreed to consult on the TMC reorganization and complete the filing of certain SEC filings during the period ending April 8, 2011.  Mr. Scott received $12,000 in cash and 24,000 shares of the Company’s restricted common stock at an average price of $.50 per share. The terms of his appointment as CFO are to be finalized at the conclusion of the Scott Consulting Agreement. On April 11, 2011, the Board awarded Mr. Scott an additional $20,000 in cash and 40,000 shares of the Company’s restricted common stock at an average price of $.50 per share. In conjunction with an Employment Agreement dated April 9, 2011, the Board of Directors awarded Mr. Scott monthly 6,000 shares of the Company’s common stock at $.50 per share for a period of one year and the stock issuance is to be renewed upon approval annually. As of September 9, 2011, 18,000 shares have been issued to Mr. Scott.

On February 18, 2011, WMTN entered into a Consulting Agreement with Capital Peak Partners LLC (“CPP and CPP Agreement”). Under the terms of the CPP Agreement, CPP agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending February 17, 2012. CPP received a Warrant for 1,800,000 shares at $.001 per share (subject to terms as contained in the $0.001 Warrant Form). The warrant was valued at $0.50 per share using the Black-Scholes-Merton option valuation model. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the Warrant within ninety days on a best efforts basis. In addition, CPP was paid a $125,000 bonus because WMTN received $1,500,000 in funding or debt conversions. On June 13, 2011, CPP transferred 50,000 shares to Mark Scott. On June 13, 2011, the warrants were exercised and 1,750,000 and 50,000 shares of WMTN common stock were issued to CPP and Mark Scott, respectively.

On August 24, 2011, the Company granted CPP under its Service Agreement a warrant for 250,000 shares at $0.50 per share and 250,000 shares at $0.75 per share. The warrants expire August 23, 2011 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $2.00 or more for five trading days.

On April 1, 2011, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for advisory services. The warrant was valued at $.39 per share using the Black-Scholes-Merton option valuation model. The warrant expires March 31, 2014 and is callable if registered and with five days closing trading prices of the Company’s common stock over $4.00 per share.

On April 7, 2011, the Company signed a Services Agreement (“Logic Agreement”) with Logic International Consulting Group LLC (“Logic”). Under the Logic Agreement, Logic agreed to provide certain advisory services to the Company. The Logic Agreement expires April 6, 2013 and can be cancelled with cause or at the end of any calendar month with ninety days written notice.  The Logic Agreement automatically renews for an additional year at the end of the initial term unless either party provides 30 days written notice prior to the end of the initial term. The Logic Agreement requires a monthly payment of $40,000 after the initial monthly payment of $30,000. The Company issued Logic a Warrant dated April 7, 2011 for the purchase of 1,200,000 shares of the Company’s common stock. The Warrant price is $1.00 per share and it expires April 6, 2014. The warrant was valued at $.35 per share using the Black-Scholes-Merton option valuation model. The Warrant may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

On August 24, 2011, the Company granted Logic under the Logic Agreement a warrant for 700,000 shares at $1.00 per share. The warrant expires August 23, 2014 and does not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

Other Issuances

On August 24, 2011, the Company granted 550,000 shares of restricted common stock to officers and directors that were valued at $0.30 per share.

Warrants

On February 18, 2011, WMTN issued Warrants with BOCO totaling 1,000,000 shares of WMTN common stock related to the cancellation of TMC warrants discussed above. The Warrants expire February 17, 2014 and are exercisable at $.001 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the Warrant within ninety days on a best efforts basis. On June 13, 2011, the warrant was exercised and 1,000,000 shares of WMTN common stock were issued.

On February 18, 2011, WMTN entered into Warrants with accredited investors and an additional private placement related to Subscription Agreements totaling 3,361,095 of common stock (substantially in the form and with the terms as  contained in Exhibit 10.15 filed herewith (the “$0.75 Warrant Form”). The Warrants expire February 17, 2014 and are exercisable at $.75 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the Warrants within ninety days on a best efforts basis.

Contingent Shares

On September 15, 2010, TMC, TGC and Raven signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). TMC agreed to have 250,000 shares of WMTN common stock issued to Raven no later than one year after the closing of the acquisition of TMC by WMTN and 250,000 shares of WMTN common stock on or before December 31, 2011, December 31, 2002 and December 31, 2014.

The WMTN ownership, at the conclusion of these transactions and including the post closing transactions summarized below, is as follows:

The WMTN ownership, at the conclusion of these transactions and including the post closing transactions summarized below, is as follows:

WMTN
Pro Forma Ownership Table
September 9, 2011

				Fully	Close
		9/9/2011	9/9/2011	Diluted	Share Exchange
		Shares	Ownership	Ownership	Ownership
Shareholders	Descritpion	Outstanding	%	%	%
Outstanding WMTN Shares prior to transactions described below
Boco Investments LLC	Current shares issued and outstanding	1,000,000	5.4%	4.1%	9.4%
WestMountain Asset Management, Inc. (WASM) conversion/ warrants for advisory services etc.	New issuance at $.001 per share	925,000	5.0%	3.8%	8.7%
Other WMTN shareholders	Current shares issued and outstanding	1,328,313	7.2%	5.4%	12.5%
	Subtotals	3,253,313	17.7%	13.3%	30.5%
Share Exchange Agremeent - TMC shares exchanged for WMTN shares
American Mining Corporation	New issuance at $.001 per share	468,750	2.5%	1.9%	4.4%
Gregory Schifrin and James Baughman shares-AK Claim Acquisition	New issuance at $.001 per share	4,900,000	26.6%	20.0%	46.0%
TMC founder warrants( no value assigned part of share exchange)	New issuance at $.001 per share	1,000,000	5.4%	4.1%	9.4%
Gregory Schifrin and James Baughman as TMC founder shareholders	New issuance at $.001 per share	1,031,250	5.6%	4.2%	9.7%
	Subtotals	7,400,000	40.2%	30.2%	69.5%

	Total at asset purchase	10,653,313	57.8%	43.5%	100.0%
Post Share Exchange Transactions for Capitalization
BOCO Investments LLC conversion of TMC Demand Promissory Notes	$500,000 at $.50 per share	1,000,000	5.4%	4.1%
BOCO Investment LLC (for additional cash subscription at closing)	$50,000 at $0.50 per share	100,000	0.5%	0.4%
New investment in WMTN by former TMC debt holders	$630,000 at $.50 per share plus $30,547 in interest	1,321,095	7.2%	5.4%
WMTN private placement	$470,000 at $.50 per share	940,000	5.1%	3.8%
Mark Scott advisory services	232,000 shares	232,000	1.3%	0.9%
Ben Porterfield Extension Agreement(capitalized as JV agreement for contribution of TMC mineral rights)	New issuance at $.001 per share	500,000	2.7%	2.0%
Gregory Schifrin and James Baughman shares- debt conversion on 6/1/11	New issuance at $.50 per share	60,000	0.3%	0.2%
Accredited Members, Inc. - debt conversion on 6/1/11	New issuance at $.50 per share	168,000	0.9%	0.7%
Capital Peak Partners LLC for advisory services (merger expense valued at $0.50 per black scholes)	New issuance at $.001 per share	1,750,000	9.5%	7.1%
BOCO Investments LLC - warrants for 1 million WASM shares total	New issuance at $.001 per share	1,000,000	5.4%	4.1%
Director and management issuance on 8/24/11	New issuance at $.30 per share	550,000	3.0%	2.2%
Pipe issuance 9/1/11	New issuance at $2.75 per share	145,491	0.8%	0.6%
Total New Issuance		7,766,586	42.2%	31.7%

Total WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization		18,419,899	100.0%	75.2%

Total WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization, Net of Warrants		18,350,899

Warrants
Warrants *	New issuance at $.75 per share	3,361,095		13.7%
Sterling Group warrant granted on 4/1/11	New issuance at $.50 per share	300,000		1.2%
Logic International Consulting Group LLC granted on 4/7/11	New issuance at $1.00 per share	1,200,000		4.9%
Capital Peak Partners LLC for advisory services granted on 8/24/11	New issuance at $.50 per share	250,000		1.0%
Capital Peak Partners LLC for advisory services granted on 8/24/11	New issuance at $.75 per share	250,000		1.0%
Logic International Consulting Group LLC granted on 8/24/11	New issuance at $1.00 per share	700,000		2.9%
	Total other	6,061,095		24.8%

Total Fully Diluted WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization	Total at closing of tranaction	24,480,993		100.0%

Contingent Shares-
International Tower Hill Mines Ltd for TGC issuance obligation	250,000 shares annually starting 12/31/11	1,000,000

* New subscriptions also get warrants for same number of shares purchased exerciseable at $.75 per share.

Exploration, Development and Mine Operating Agreement

Joint Venture Agreement

On September 15, 2010, TMC, TGC and Raven Gold Alaska, Inc. (“Raven”) signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). TMC agreed to have 250,000 shares of WMTN common stock issued to Raven no later than one year after the closing of the acquisition of TMC by WMTN and an additional 250,000 shares of WMTN common stock issued on or before each of December 31, 2011, December 31, 2012 and December 31, 2014, for a total of 1,000,000 shares of WMTN common stock. The $50,000 due with the signing of the Letter of Intent in February 2010 was paid Sept 17, 2010. TMC had incurred $223,102 of project expenses in 2010 and $377,841 in 2011 for total TMC project costs of $600,943.

Pay the following options payments-

Payment of $10,000 with the signing of the Letter of Intent in February 2010 (paid September 2010).
Payment of $40,000 with the signing of the JV Agreement (paid September 2010).
Payment of $100,000 on or before December 31, 2011.
Payment of $150,000 on or before December 31, 2012.

Provide the following project funding-

Payment of $1 million in project expenses on or before December 31, 2011, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2012, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2013.

Issue the following common stock, which is subject to a two year trading restriction, upon the completion of the acquisition of TMC by WMTN:

Issue 250,000 shares of WMTN common stock no later than one year after the closing of the acquisition of TMC.
Issue 250,000 shares of WMTN common stock on or before December 31, 2011 and December 31, 2012.

TMC and TGC then can increase its interest to 80% in the project with the following payments and stock issuances-

Payment of $150,000 on or before December 31, 2013.
Payment of $3.05 million in additional project expenses on or before December 31, 2014.
Issue 250,000 shares of WMTN common stock on or before December 31, 2014.

The failure to operate in accordance with the JV Agreement could result in our ownership being reduced or the JV Agreement being terminated.

Amended Agreement with Ben Porterfield

On January 7, 2011, TMC entered into a Amended Agreement with Ben Porterfield related to five mining claims known as Fish Creek 1-5 (ADL-648383 through ADL-648387). As part of this Amended Agreement Ben Porterfield consented to certain conveyances, assignments, contributions and transfers related to this above five mining claims as part of the JV Agreement. TMC paid $150,000 to Ben Porterfield and WMTN agreed to issue 500,000 shares of WMTN restricted common stock. The common stock was recorded as Contractual Rights at $250,000 or $.50 per share. Another $50,000 payment is due in October 2011 and Mr. Porterfield is to receive 200 tons of Bens Vein or materials over the next two years.

Summary Financial Results

During the fiscal year ended October 31, 2010 and the nine months ended July 31, 2011, we had no revenues.

Net loss for the nine months ended July 31, 2011 was $2,395,000 as compared to a net loss of $151,000 for the nine months ended July 31, 2010. The net loss included $900,000 of non-cash expenses related to the transaction that acquired the TMC and the TMC project.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Reverse Stock Split

Effective with the commencement of trading on October 12, 2010, the Company reverse split its Common Shares. New Common Shares were issued to shareholders in exchange for their Old Common Shares in the ratio of one New Common Share for each four Old Common Shares held, thus effecting a one-for-four reverse stock split. Fractional shares, if any, were rounded up to the next whole number. There was no change in the par value of the Common Shares.

Liquidity and Going Concern

With the acquisition of TMC, we expect that compared to the historic expenses incurred by TMC and, subject to raising additional capital, expenditures will ramp up for exploration and development.  We have budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development. We may choose to scale back operations to operate at break-even with a smaller level of business activity, while adjusting overhead depending on the availability of additional financing. In addition, we expect that we will need to raise additional funds if it decides to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if it must respond to unanticipated events that require it to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue the TMC project as described in this Prospectus. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

Employees

As of September 9, 2011 we had five full-time and part-time employees and we use employees of Minex Mining, a party affiliated with our Chief Executive Officer, as contractors for exploration and development of our Alaska property. Most employees were based in Sandpoint, ID. The Chief Executive Officer is based out of the Sandpoint, ID office. The Chief Financial Officer is based out of Seattle, WA.

DESCRIPTION OF PROPERTY

The WMTN principal executive offices are located at 2186 S. Holly St., Suite 104, Denver, CO 80222, and its telephone number is (303) 800-0678.   Our corporate office is leased monthly lease at the rate of $560 per month and expires October 31, 2011.   On April 1, 2011, we entered into a lease at 120 Lake Street, Suite 401, Sandpoint, ID 83864.  This office is leased at the net of $1,000 per month and expires March 31, 2012. The office is shared with an entity affiliated with our Chief Executive Officer. We have the option to extend the lease for one year.

Other than our mining claims, leases, and other real property interests specifically related to mining, WMTN does not own real estate nor have plans to acquire any real estate.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of and for the nine months ended July 31, 2011 and the year ended October 31, 2010 from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Nine Months Ended	Year Ended
	7/31/2011 (2)	10/31/2010 (1)
(in thousands, except for per share data)
STATEMENT OF OPERATIONS DATA:
Revenue	$-	$-
Net loss	(2,395,428)	(495,018)
Net loss applicable to WestMountain Index Advisors, Inc. common shareholders	(2,395,428)	(495,018)
Net loss per share	(0.22)	(0.04)

BALANCE SHEET DATA:
Total assets	1,535,404	675,781
Stockholder's equity (deficit)	823,600	(267,016)

(1) Reflects net loss of Terra Mining Corporation and subsidiary.

(2) Reflects net loss of WestMountain Index Advisor, Inc. which Terra Mining Corporation and subsidiary acquired on February 28, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the prospectus.

The Company and our Business

WMTN is an exploration and development company that explores, acquires, and develops advanced stage properties. We have a high-grade gold system in the resource definition phase with 168,000 oz of inferred gold which in total offers potential of greater than 1,000,000 ounces. The property consists of 240 Alaska state mining claims covering approximately 130 square kilometers. All Government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.

We have budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development to implement the business plan as described above.  For further details see “Cash Requirements” below.

WMTN believes that it has sufficient capital in the short term for our current level of operations but, as discussed in greater detail below under “Cash Requirements,” we will have to raise substantial additional capital in order to fully implement the business plan.  If economic reserves of gold and/or other minerals are proven, additional capital will be needed to actually develop and mine those reserves. As described in Item 1.01 above and discussed under “Cash Requirements” below, we must expend $9,050,000 over the next four years as our “earn in” on the TMC project to own rights to 80% of the project.  Even if economic reserves are found, if we are unable to raise this capital, we will not be able to complete our earn in on this project.

Our principal source of liquidity for the next several years will need to be the continued raising of capital through the issuance of equity or debt.  WMTN plan to raise funds for each step of the project and as each step is successfully completed, raise the capital for the next phase.  WMTN believes this will reduce the cost of capital as compared to trying to raise all the anticipated capital at once up front.  However, since WMTN’s ability to raise additional capital will be affected by many factors, most of which are not within our control (see “Risk Factors”), no assurance can be given that WMTN will in fact be able to raise the additional capital as it is needed.

Our primary activity will be to proceed with the TMC project and other mining opportunities that may present themselves from time to time. We cannot guarantee that the TMC project will be successful or that any project that we embark upon will be successful. Our goal is to build our Company into a successful mineral exploration and development Company.

Summary Financial Results

During the fiscal year ended October 31, 2010 and the nine months ended July 31, 2011, we had no revenues.

Net loss for the nine months ended July 31, 2011 was $2,395,000 as compared to a net loss of $151,000 for the nine months ended July 31, 2010. The net loss included $900,000 of non-cash expenses related to the transaction that acquired the TMC and the TMC project.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Reverse Stock Split

Effective with the commencement of trading on October 12, 2010, the Company reverse split its Common Shares. New Common Shares were issued to shareholders in exchange for their Old Common Shares in the ratio of one New Common Share for each four Old Common Shares held, thus effecting a one-for-four reverse stock split. Fractional shares, if any, were rounded up to the next whole number. There was no change in the par value of the Common Shares.

Liquidity and Going Concern

With the acquisition of TMC, we expect that compared to the historic expenses incurred by TMC and, subject to raising additional capital, expenditures will ramp up for exploration and development.  We have budgeted expenditures for 2011 of approximately $1.1 million to $3.5 million, depending on additional financing, for general and administrative expenses and exploration and development. We may choose to scale back operations to operate at break-even with a smaller level of business activity, while adjusting overhead depending on the availability of additional financing. In addition, we expect that we will need to raise additional funds if it decides to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if it must respond to unanticipated events that require it to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue the TMC project as described in this Prospectus. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

Specifically, WMTN estimates our operating expenditure requirements for the next 12 months to be as follows:

Estimated Funding Required During the Next 12 Months

Expenditures	Minimum	Maximum
General and administrative	$280,000	$780,000
Future property acquisitions	43,102	100,000
Exploration costs	718,518	2,400,000
Property payments	58,380	220,000
Total	$1,100,000	$3,500,000

Recent and Expected Losses

We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

Quantitative and Qualitative Disclosures about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

LEGAL PROCEEDINGS

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or hire are as follows:

Business Experience Descriptions

Name	Age	Positions and Offices Held	Since

Gregory Schifrin	52	Director, President and Chief Executive Officer	February 28, 2011

James Baughman	55	Director, Chief Operating Officer and Senior Vice President	February 28, 2011

Mark Scott	58	Chief Financial Officer and Secretary	February 28, 2011

Kevin Cassidy	55	Independent Director	August 24, 2011

Michael Lavigne	54	Independent Director	August 24, 2011

Our Management Directors

Gregory Schifrin

Mr. Schifrin has worked as a geologist and manager for 28 years in mining and mineral exploration industry where he has been involved in precious, base metals, and uranium exploration and development. Mr. Schifrin has provided technical services and project management for major and junior mining companies.

From December 2007 to the present Mr. Schifrin was the President and Director of Silver Verde May Mining Corporation. During his tenure Mr. Schifrin managed corporate finance, accounting, legal and regulatory requirements, exploration, geologic evaluation, project generation and land acquisition. Mr. Schifrin also served as President and a Director in February and March 2010 of American Mining Corporation.

From 1985 to the Present, Mr. Schifrin was the co founder and President of Minex Exploration, a mining industry known exploration consulting and service company, where Mr. Schifrin managed a staff of 15 to 20 personnel, clients and contracts, accounting, legal and regulatory requirements, as well as managing exploration projects, grassroots through drilling and development phase, throughout North America for major and junior mining companies.

From October 1992 to the Present, Mr. Schifrin co-founded Selkirk Environmental, Inc., an environmental consulting and service company where he managed environmental regulatory compliance, risk analysis, pollution cleanup and environmental assessment for public and private clients.

From November of 2006 to December 2007, Mr. Schifrin was the President and CEO of Golden Eagle Mining Corporation, where he managed corporate affairs, geological exploration, property acquisition and accounting.

In August of 1983, Mr. Schifrin received a Bachelor of Science degree in Geology from the University of Idaho, Moscow. He is a registered professional geologist in the State of Washington. Mr. Schifrin resides in Sandpoint, Idaho.

James Baughman

Mr. Baughman has worked as a geologist for more than 25 years in mining operations and mineral exploration projects for precious, base metals, and uranium. Mr. Baughman has provided technical services and project management for a number of major and junior mining companies.

From July of 2004 to May of 2006, Mr. Baughman was the co-founder, President and Chief Executive Officer of High Plains Uranium Corp, where he managed the company’s corporate finance, accounting, legal and regulatory requirements. He also managed a successful initial public offering on the TSX.

 From May of 2006 to October of 2006, Mr. Baughman was the Chief Executive Officer of Kenai Resources, formerly known as Triumph Gold Corp., where he managed the company's properties in Venezuela and Oregon. He also managed the consulting engineers and geologists, and prepared engineering reports.

From October of 2006 to the September 2010, Mr. Baughman led an acquisition of mineral rights on uranium properties, hired professional staff, developed company presentation and conducted road shows to investors and potential investors for US Uranium Corp., a company he co-founded. Mr. Baughman also served as Chief Operating Officer and a Director in March 2010 of American Mining Corporation.

James Baughman is a Director of Big Bear Mining Corp. Mr. Baughman is currently assisting several private mining development companies and is on the Advisory Board of a Canadian exploration company. In July of 1983, Mr. Baughman received a Bachelor of Science degree in Geology from the University of Wyoming, Laramie. He is a registered professional geologist in the State of Wyoming. Mr. Baughman resides in Aurora, Colorado.

Our Independent Directors

Kevin Cassidy

Mr. Cassidy is the Managing Member and Founder of Logic International Consulting Group, LLC, a consulting firm specializing in the development of global trading businesses and the creation of the requisite infrastructure, management and support paradigms of said platforms.

Previously Mr. Cassidy was a Founding Partner & Chief Operating Officer of Archeus Capital Management, LLC, a multi strategy hedge fund which managed in excess of $3.5 billion if assets. Mr. Cassidy was responsible to optimize the use of the firm’s Capital Balance which regularly exceeded $1 billion by deploying an effective treasury and cash management strategy at the firm.

Mr. Cassidy also served as the Chief Operating Officer for Bank Julius Baer (BJB), based in Zurich. BJB at that time was the largest privately held Bank in Switzerland. He was a member of the BJB Management Committee and responsible for organizing and directing the re-branding of the BJB global trading platform, including both new product and business development. In addition, Mr. Cassidy developed the global FX Option Trading Business and Operating Support Paradigm for the Bank.

Prior to BJB, Mr. Cassidy was Managing Director of UBS, where he was the Global Head of Fixed Income Derivatives Support. He also served as the Global Head of the Bank’s Derivatives Infrastructure, including operations, finance, IT systems and legal. While at UBS, Mr. Cassidy was also President of UBS Securities Swaps Inc., the bank’s US based derivatives platform and business center.

Earlier in his career, Mr. Cassidy was Managing Director of Bear Sterns, where he was credited with the development of multiple new products, including, Currency Exchange Warrants (CEW’s) and Remarketed Preferred, and was also responsible for the new product planning and development group.

Mr. Cassidy began his career at Merrill Lynch, where he rose to the position of Senior Section Manager in charge of New Product Planning & Development.  In this position, he was credited with the development of (i) the Remarketed Preferred Product and Trading Platform, and (ii) the development of the Short Term Put Securities Product and Global Trading Platform.

Michael Lavigne

Michael Lavigne has served as the CEO and a board member of Silver Verde May Mining Company, Inc. from December 2008 to the present. Silver Verde May, an exploration stage mining company located in Wallace, Idaho, holds a number of properties in Idaho, Utah and Wyoming. From August 2008, Mr. Lavigne served as a consultant for Golden Eagle Mining Company, which was acquired by Silver Verde May in December 2008. Mr. Lavigne also serves on the board of Mascot Mining which holds properties in Idaho and Montana.

Mr. Lavigne is the owner and Managing Partner of Capital Peak Partners, LLC.  Capital Peak provides consulting services in the area of corporate and business development. Capital Peak Partners was founded in September of 2010.

Previously Mr. Lavigne held a number of positions in the travel and hospitality industry. From November 2006 to July 2008, Mr. Lavigne founded and served as a director and CEO of Travel Services Group. From September 2003 to October 2006, Mr. Lavigne was the COO of Glacier Bay Cruise Lines, an adventure cruise in South East Alaska.  Mr. Lavigne was a director of Coastal Hotel Group, a partner in NorthCoast Hotels and a member of Starwood Hotel’s Leisure Travel Advisory Board.  Also, Mr. Lavigne was the CEO and chairman of Global Leisure, Inc., the parent company of Maupin Tours, Sunmakers, Jet Set North America, Hawaii Leisure and Regency Pacific.

Prior to the travel and hospitality business Mr. Lavigne was involved in the securities and corporate finance business and served as he managing Director of Northwest Capital and Advisory Services and the CEO and chairman of RCL Northwest.  Mr. Lavigne was a board of member of the Spokane Stock Exchange, a registered national securities exchange which listed primarily mining and resources related companies.

Mr. Lavigne has been on a number of community and charitable boards including, The Giving Back Fund, Communities and Schools of Seattle, The Seahawk Academy and the Jacob Green Golf Classic.

Mr. Lavigne received his BA in Accounting from the University of Idaho and a JD from Gonzaga University School of Law.

Other Executive Officers

Mark Scott

Mr. Scott has served as Chief Financial Officer and Secretary since February 28, 2011 and as a consultant from December 2010. He has significant financial, capital market and relations experience in public microcap companies. Mr. Scott currently also serves as Chief Financial Officer, Secretary and Treasurer of Visualant, Inc., positions he has held since May 2010 and as Chief Financial Officer of Sonora Resources Corp., a position he has held since June 2011. Mr. Scott previously served as Chief Financial Officer of IA Global, Inc. from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc.

He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. As a member of the National Association of Corporate Directors, Mr. Scott is a certified corporate director. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

Election of Directors

Holders of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors.  Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation and Bylaws.

Our board of directors is elected at the annual meeting of the shareholders or at a special meeting called for that purpose.  Each director holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.  If a vacancy on the board of directors occurs, including a vacancy resulting from an increase in the number of directors, then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose or the board of directors may fill such vacancy.

Board Composition

Upon the closing of the transaction, Gregory Schifrin and James Baughman were appointed to the board of directors as management directors. We have determined that Mr. Schifrin and Baughman are not independent directors within the meaning of the applicable rules of the SEC and NASDAQ. On August 24, 2011, the Board appointed Kevin Cassidy and Michael Lavigne as independent directors.

The board of directors expects to add an additional independent director and establish audit, compensation and nominations committees consisting of independent directors.

Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.terraminingcorp.com.

These standards were adopted by the board to promote transparency and integrity by us. The standards apply to the board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the board or executive officers are subject to approval of the full board.

The company’s Code of Conduct includes the following:

●	promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●
promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

●	promotes compliance with applicable SEC and governmental laws, rules and regulations;

●	deters wrongdoing; and

●	requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer will be obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

1.     A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.     Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.     Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.     Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.     Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.     Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.     Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.     Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Although no compensation has been paid in the past, with the acquisition of TMC and the additional workload that management of its activities will involve, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will be paid going forward as described under “Employment Agreements” below.

Our officers and directors will not receive any finder’s fee, either directly or indirectly, as a result of their efforts to implement our business plan outlined herein.

Employment Agreements

On October 1, 2010, TMC signed an Employment Agreement with Gregory Schifrin (“Schifrin Agreement”), which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Schifrin Agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On October 1, 2010, TMC signed an Employment Agreement with James Baughman (“Baughman Agreement”) , which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Baughman Agreement, Mr. Baughman was appointed Chief Operating Officer for an indefinite period at a salary of $120,000 per year. Mr. Baughman is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Baughman received a $10,000 bonus for entering into the Baughman Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Baughman may resign with 60 days notice. If Mr. Baughman is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On February 18, 2011, the Company entered into a Consulting Agreement with Mark Scott (“Scott Consulting Agreement”). Under the terms of the Scott Consulting Agreement, Mr. Scott agreed to consult on the TMC reorganization and complete the filing of certain SEC filings during the period ending April 8, 2011.  Mr. Scott received $12,000 in cash and 24,000 shares of the Company’s restricted common stock. The terms of his appointment as CFO were finalized at the conclusion of the Scott Consulting Agreement. On April 11, 2011, the Board awarded Mr. Scott an additional $20,000 in cash and 40,000 shares of the Company’s restricted common stock.

On April 18, 2011, the Company entered into an Employment Agreement (“Scott Employment Agreement”) with Mark Scott as the Company’s Chief Financial Officer, which was effective April 9, 2011. The Scott Employment Agreement replaced the Scott Consulting Agreement dated February 18, 2011 and which expired on April 8, 2011.

Under the terms of the Scott Employment Agreement, Mr. Scott was appointed Chief Financial Officer for an indefinite period at a salary of $96,000 per year. Mr. Scott is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Scott is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits, life and disability insurance. Mr. Scott may resign with 60 days notice. If Mr. Scott is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, one times his annual salary, one times his targeted annual bonus, one times his last year’s bonus and any accrued vacation.

The Board of Directors awarded Mr. Scott monthly 6,000 shares of the Company’s common stock at $.50 per share for a period of one year and the stock issuance is to be renewed upon approval annually. As of September 9, 2011, 18,000 shares have been issued to Mr. Scott.

Grants of Plan Based Awards

There have been no awards made to any of our executive officers and WMTN currently does not have any stock option or other stock compensation plans.

Compensation of Directors

WMTN has not paid our directors compensation for serving on our board of directors.  Our board of directors may in the future decide to award the members of the board of directors cash or stock based consideration for their services to WMTN, which awards, if granted shall be in the sole determination of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 9, 2011 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	September 9, 2011
	Shares Outstanding		Fully Diluted Ownership
	Amount	%	Amount	%
Directors and Officers-
Gregory L. Schifrin	3,688,750	20.1%	3,988,750	16.3%
James G. Baughman	2,502,500	13.6%	2,702,500	11.0%
Mark Scott	332,000	1.8%	332,000	1.4%
Kevin Cassidy/ Logic International Consulting Group LLC	100,000	0.5%	1,900,000	7.8%
Michael Lavigne/ Capital Peak Partners LLC	1,850,000	10.1%	2,350,000	9.6%
Total Directors and Officers as a Group (5 total)	8,473,250	46.2%	11,273,250	46.0%

	September 9, 2011
	Shares Outstanding		Fully Diluted Ownership
	Amount	%	Amount	%
Greater Than 5% Ownership

Gregory Schifrin	3,688,750	20.1%	3,988,750	16.3%
WestMountain Index Advisor, Inc.
2186 S. Holly St., Suite 104
Denver, CO 80222

James Baughman	2,502,500	13.6%	2,702,500	11.0%
WestMountain Index Advisor, Inc.
2186 S. Holly St., Suite 104
Denver, CO 80222

BOCO Investments LLC	3,100,000	16.9%	4,200,000	17.2%
262 East Mountain Avenue
Fort Collins, CO 80524

Capital Peak Partners LLC	1,850,000	10.1%	2,350,000	9.6%
602 Cedar St, Suite 205
Wallace, ID 83873

Logic International Consulting Group LLC	-	0.0%	1,900,000	7.8%
711 Fifth Avenue
New York, New York 10022

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SECURITIES

Common Stock

Our common stock is $.001 par value, 200,000,000 shares authorized and as of September 9, 2011, we had 18,350,899 issued and outstanding, held by approximately 112 shareholders of record. The number of stockholders, including beneficial owners holding shares through nominee names is approximately 140. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. As of September 9 2011, we had 6,130,095 shares of common stock reserved for the issuance of warrants and 1,000,000 shares of common stock reserved for the issuance of common stock.

Corporate Stock Transfer, Inc. is the transfer agent and registrar for our Common Stock.

Preferred Stock

Our preferred stock is $.10 par value, 1,000,000 shares authorized and as of September 9, 2011, we had 0 shares issued and outstanding. Terms have not been determined.

Stock Incentive Plan

We have not had a stock option plan or other similar incentive compensation plan for officers, directors and employees, and there were no stock option, restricted stock or SAR grants issued or outstanding at any time.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock trades on OTCBB Exchange under the symbol "WMTN". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated:

Quarter Ended	High	Low
April 30, 2011	$3.97	$3.75
July 31, 2011	$3.97	$1.25

March 31, 2010	$0.66	$0.66
June 30, 2010	$0.66	$0.66
September 30, 2010	$2.76	$0.66
December 31, 2010	$2.77	$0.30

As of September 8, 2011, the closing price of the Company’s common stock was $3.99 per share. As of September 9, 2011, there were 18,350,899 shares of common stock outstanding held by approximately 112 stockholders of record. The number of stockholders, including the beneficial owners' shares through nominee names is approximately 140.

Holders

As of September 9, 2011, we had approximately 112 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent. The number of stockholders, including the beneficial owners’ shares through nominee names is approximately 140.

Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado.  Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303) 282-4800.

Dividends

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Other Information

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our (i) Amended Articles of Incorporation filed in Form SB-2 Registration Statement with the SEC on January 2, 2008 as amended by the Amendment filed in form 8-K with the SEC on  October 12, 2010); (2); (ii) Bylaws filed in  Form SB-2 Registration Statement with the SEC on January 2, 2008 ; (iii) the Colorado Business Corporation Act; (iv) Form of Warrant dated February 18, 2011 by and between WestMountain Index Advisor, Inc. Terra Mining Corporation, Inc. founding investors (the “$0.001 Warrant Form”); (v) Conversion of Demand Promissory Notes dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and BOCO Investments, Inc. (1); (vi) Subscription Agreement dated February, 2011 by and between WestMountain Index Advisor, Inc. and Investors; (vii) Consulting Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and Capital Peak Partners LLC; (viii) Form of Warrant dated February 18, 2011 by and between WestMountain Index Advisor, Inc. Terra Mining Corporation, Inc. Investors and BOCO Investments, Inc. (the “$0.75 Warrant Form”); (viii) Warrant for the Purchase of Common Stock dated April 1, 2011 by and between WestMountain Index Advisor, Inc. and Sterling Group; and Warrant for the Purchase of Common Stock dated April 7, 2011 by and between WestMountain Index Advisor, Inc. and Logic International Consulting Group LLC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Dismissal of Cordovano and Honeck LLP

On April 15, 2011, we dismissed Cordovano and Honeck LLP (“Honeck”) as our independent registered public accounting firm. The decision to change accountants was approved by the Company’s Board of Directors.

The Honeck reports on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Honeck on the Company’s financial statements for fiscal years 2009 and 2010 contained an explanatory paragraph which noted that there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2009 and 2010 and through April 15, 2011, (i) there were no disagreements with Honeck on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Honeck’s satisfaction, would have caused Honeck to make reference to the subject matter of such disagreements in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than: At December 31, 2009, and during the interim periods of 2009 and 2010, the Company reported no material weakness in internal control over financial reporting.

Engagement of PMB Helin Donovan LLP

On April 15, 2011 we, upon the Board of Director’s approval, engaged the services of PMB Helin Donovan LLP (“PMB”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements as of October 31, 2011 and for the year then ended. PMB performed a review of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q,  beginning with the quarter ending April 30, 2011, and will be performing reviews of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q going forward.

In addition, PMB issued the report dated January 19, 2011 relating to the consolidated balance sheet of Terra Mining Corporation, for the period ended October 31, 2010 and related consolidated statement of operations, stockholders’ equity and cash flows from March 25, 2010 (inception date) through the period ended October 31, 2010.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under Colorado law, a corporation may include in its Articles of Incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for damages for (i) any breach of the director's duty of loyalty to the Registrant or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act (CBCA); or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. But no such provision may eliminate or limit the liability of a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) for any transaction from which the director derived an improper personal benefit (see Section 7-109-102(4) of the CBCA). The Registrant’s Articles limit personal liability of directors to the fullest extent permitted by Colorado law.

The Articles also provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Registrant shall also indemnify any person who is serving or has served Registrant as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.  DGCL Sections 7-109-102 and -107 permit indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov.

WESTMOUNTAIN INDEX ADVISOR, INC.

Financial Statements
July 31, 2011

WESTMOUNTAIN INDEX ADVISOR, INC. AND
SUBSIDIARIES
AN EXPLORATION STAGE COMPANY
CONSOLIDATED BALANCE SHEETS

	July 31, 2011	October 31, 2010
	(unaudited)	(audited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$123,880	$512,006
Prepaid expenses	826,918	2,500
Other current assets - related party	11,665	-
Total current assets	962,463	514,506

EQUIPMENT, NET	5,397	-

OTHER ASSETS
Contractual rights	550,000	150,000
Mining claims	15,494	11,275
Security deposits	2,050	-

TOTAL ASSETS	$1,535,404	$675,781

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$320,551	$101,869
Accounts payable - related parties	351,768	-
Accrued payroll and vacation	9,474	-
Accrued expenses - related parties	30,011	61,728
Demand promissory notes	-	150,000
Total current liabilities	711,804	313,597

LONG TERM LIABILITIES:
Derivative liability-warrants	-	4,200
Convertible debentures	-	625,000
TOTAL LONG TERM LIABILITIES	-	629,200

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $.10 par value; 1,000,000 shares authorized, -0- shares issued and
outstanding at 7/31/11 and 10/31/10, respectively	-	-
Common stock - $0.001 par value, 200,000,000 shares authorized, 16,789,408
and 16,000,002 shares issued and outstanding at 7/31/11 and 10/31/10, respectively	16,789	228,002
Additional paid in capital	3,697,257	-
Accumulated deficit	(2,890,446)	(495,018)
Total stockholders' equity (deficit)	823,600	(267,016)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,535,404	$675,781

See notes to consolidated financial statements.

WESTMOUNTAIN INDEX ADVISOR, INC. AND SUBSIDIARIES
AN EXPLORATION STAGE COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,		Nine Months Ended,		From March 25, 2010 (Inception)
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010	to July 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUE	$-	$-	$-	$-	$-
COST OF SALES	-	-	-	-	-
GROSS PROFIT	-	-	-	-	-
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	520,235	65,539	974,015	80,560	1,255,524
EXPLORATION EXPENSE	476,124	62,248	557,523	70,512	718,473
OPERATING LOSS	(996,359)	(127,786)	(1,531,538)	(151,073)	(1,973,997)

OTHER INCOME (EXPENSE):
Interest (expense) income, net	85	6	110	10	(12,249)
Consulting income - Terra Mining Corporation	-	-	50,400	-	50,400
Financing fee	-	-	(14,400)	-	(54,600)
Merger expense	-	-	(900,000)	-	(900,000)
Total other expense	85	6	(863,890)	10	(916,449)

NET LOSS	$(996,274)	$(127,781)	$(2,395,428)	$(151,062)	$(2,890,446)

Basic and diluted loss per common share attributable to WestMountain Index Advisor, Inc. and subsidiaries common shareholders-

Basic and diluted loss per share	$(0.07)	$(0.05)	$(0.22)	$(0.06)

Weighted average shares of common stock outstanding- basic and diluted	14,927,669	2,353,313	10,737,375	2,353,313

See notes to consolidated financial statements.

WESTMOUNTAIN INDEX ADVISOR, INC. AND SUBSIDIARIES
AN EXPLORATION STAGE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended		From March 25, 2010 (Inception)
	July 31, 2011	July 31, 2010	to July 31, 2011
	(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,395,428)	$(151,062)	$(2,890,446)
Adjustments to reconcile net loss to net cash
(used in) operating activities
Depreciation and amortization	2,286	-	2,286
Issuance of capital stock and warrants for services and expenses	1,035,944	44,002	1,077,468
Changes in operating assets and liabilities:
Prepaid expenses	(341,194)	-	(343,694)
Other current assets - related party	(11,665)	-	(11,665)
Contractual rights	(150,000)	1,250	(150,000)
Other assets	(2,050)	-	-
Accounts payable - trade and accrued expenses	457,192	107,448	620,789
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,404,915)	1,638	(1,695,262)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,034)	-	(7,035)
Cash acquired in merger	101,252	-	101,253
Cash paid for mining claims	(4,628)	(5,112)	(11,275)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:	89,590	(5,112)	82,943

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debentures	5,000	-	630,000
Repayment of debenture notes	(630,000)	-	(630,000)
Proceeds from demand promissory notes	400,000	3,600	550,000
Proceeds from the issuance of common stock	1,152,199	-	1,186,199
NET CASH PROVIDED BY FINANCING ACTIVITIES	927,199	3,600	1,736,199

NET INCREASE IN CASH AND CASH EQUIVALENTS	(388,126)	126	123,880

CASH AND CASH EQUIVALENTS, beginning of period	512,006	-	-

CASH AND CASH EQUIVALENTS, end of period	$123,880	$126	$123,880

Supplemental disclosures of cash flow information:
Interest paid	$29,197	$-	$-
Taxes paid	$-	$-	$-

WestMountain items acquired in merger:
Other current assets	$44,670	$-	$-
Fixed assets	$649	$-	$-
Accounts payable and other accrued liabilities	$(86,815)	$-	$-

Non-cash investing and financing activities:
Stock issuance for contractual rights	$250,000	$-	$400,000
Debt converted to common stock	$499,000	$-	$499,000

See notes to consolidated financial statements.

WESTMOUNTAIN INDEX ADVISOR, INC. AND SUBSIDIARIES
AN EXPLORATION STAGE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS

THE COMPANY AND OUR BUSINESS

WestMountain Index Advisor, Inc., a Colorado Corporation, (“WestMountain,” “WMTN” or the “Company”) originally planned to act as a developer of indexes that allow investors to access specific market niches or sub-markets. It had planned to earn income by helping investors identify and access specific market niches or sub-markets using its index products.

In previous filings, the Company had disclosed that if it were not successful in its operations, it would be faced with several options:

1.	Cease operations and go out of business;
2.	Continue to seek alternative and acceptable sources of capital;
3.	Bring in additional capital that may result in a change of control; or
4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources

As it became apparent that its original plans were not developing as hoped, the Company began looking at these options.  During this effort, the Company identified an opportunity to take advantage of option 4.

On September 17, 2010, the Company executed a non-binding term sheet with Terra Mining Corporation (“TMC”), a private British Columbia, Canada corporation, whereby WMTN would acquire TMC in a reverse merger transaction.

The Company acquired TMC on February 28, 2011 and changed its focus to an exploration and development company that explores, acquires, and develops advanced stage properties. TMC has a high-grade gold system in the resource definition phase with 168,000 oz of inferred gold which in total offers potential of greater than 1,000,000 ounces. The property consists of 240 Alaska state mining claims covering approximately 130 square kilometers. All Government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.

As this transaction was accounted for as a reverse merger, the historical financial statements presented herein are those of TMC. The Company adopted TMC’s fiscal year which is October 31.

Reverse Stock Split

Effective with the commencement of trading on October 12, 2010, the Company reverse split its Common Shares. New Common Shares were issued to shareholders in exchange for their Old Common Shares in the ratio of one New Common Share for each four Old Common Shares held, thus effecting a one-for-four reverse stock split. Fractional shares, if any, were rounded up to the next whole number. There was no change in the par value of the Common Shares.

Liquidity and Going Concern

During the fiscal year ended October 31, 2010 and the six months ended July 31, 2011, the Company had no revenues.

With the acquisition of TMC, the Company expects that compared to the historic expenses incurred by TMC and, subject to raising additional capital, expenditures will ramp up for exploration and development.  The Company has budgeted expenditures for 2011 of approximately $1,100,000 to $3,500,000, depending on additional financing, for general and administrative expenses and exploration and development. The Company may choose to scale back operations to operate at break-even with a smaller level of business activity, while adjusting overheads depending on the availability of additional financing. In addition, the Company expects that it will need to raise additional funds if it decides to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if it must respond to unanticipated events that require it to make additional investments. The Company cannot assure that additional financing will be available when needed on favorable terms, or at all.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the “Business Subsequent to the Acquisition” as described in this Form 10-Q. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements of West Mountain and its subsidiaries have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The financial statements for the periods ended July 31, 2011 and 2010 are unaudited and include all adjustments necessary to a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal, recurring nature. The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for a full fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2011.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of TMC is presented to assist in understanding the Company’s consolidated financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation
These consolidated financial statements include our consolidated financial position, results of operations, and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Foreign Currency Translation
The consolidated financial statements are presented in US dollars, which is the parent company’s and its subsidiary’s functional currency and the Company’s presentation currency. Transactions in foreign currencies are initially recorded in the functional currency at the rate in effect at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange in effect at the reporting date. All differences are taken to the consolidated statement of operations and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction.

Cash and Cash Equivalents
The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. Beginning December 31, 2010 and through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of July 31, 2011, the Company had no uninsured cash amounts.

Equipment
Equipment consists of machinery, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 3 years.

Mineral Properties
Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims. Costs to maintain the mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value.

The Company has access to the camp by airplane. There is no road access from camp to the project area where drilling and bulk sampling mining occurs. It is approximately 1 1/2 miles from camp to the project area.  Power generation is by diesel generator at the camp. Fuel is brought in for the generators by a cargo plane to the airstrip.

Long-Lived Assets
The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.  As of, July 31, 2011, there are no impairments recognized.

Alaska Reclamation and Remediation Liabilities
The Company operates in Alaska. The State of Alaska Department of Natural Resources requires a pool of funds from all permittees with exploration and mining projects to cover reclamation. There is a $750 per acre disturbance reclamation bond that is required for disturbance of 5 acres or more and/or removal of more the 50,000 cubic yards of material. The Company does not expect to exceed the minimum requirements and is not expected to be required to file a reclamation bond until the project advances and feasibility justifies expansion.

The Company expects to record reclamation bond as a liability in the period in which the Company is required to pay a reclamation bond. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in reclamation bond.

Mineral Exploration and Development Costs
All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a unit of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties abandoned.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Net Loss Per Share
Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. As of July 31, 2011, the Company had warrants for the purchase of 4,861,095 common shares which were considered but were not included in the computation of loss per share at July 31, 2011 because they would have been anti-dilutive. As of October 31, 2010, the Company had no outstanding contracts to issue common stock other than the stock issued with respect to the acquisition of TMC as discussed in this Form 10-Q.

Prepaid expenses
Prepaid expenses were $826,918 and $2,500 as of July 31, 2011 and October 31, 2010, respectively. The expenses reflect amounts paid for the 2011 Alaska drilling that is scheduled for August-September, 2011 and the warrants are being amortized over the life of the service agreements.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
Recent accounting pronouncements applicable to us are summarized below.

In April 2010,  the FASB issued  Accounting  Standard  Update  ("ASU")  2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based  Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations  or cash flows of the  Company. In March 2010, the FASB issued ASU No.2010-11, which is included in the Certification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements.  Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption.  This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010.  The adoption of this guidance did not have a material impact on the Company's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3. REVERSE MERGER TRANSACTION WITH TMC

Confirmation of Close of Share Exchange Agreement with TMC

On February 28, 2011, WMTN and TMC entered into a Close of Share Exchange Agreement. This Agreement confirmed the closing of the acquisition of TMC by WMTN in a reverse merger transaction whereby the shareholders and board of TMC became the majority holder and acquired operating control of the combined companies.   In connection with this acquisition of TMC by WMTN, several other definitive agreements were entered into, including the sales of unregistered securities.

Share Exchange Agreement with TMC

On February 18, 2011, WMTN entered into a Share Exchange Agreement with Gregory Schifrin, American Mining Corporation (“AMC”) and James Baughman to acquire 100% of the issued and outstanding shares of common stock of TMC in exchange for 1,500,000 shares of restricted common stock of WMTN, par value of $0.001 per share.

In addition, WMTN issued warrants to the TMC founder investors Gregory Schifrin and James Baughman for 300,000 and 200,000 shares of WMTN common stock, respectively. WMTN issued warrants to other TMC founder investors for 500,000 shares of common stock. The warrants expire February 17, 2014 and are exercisable at $0.001 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares and shares issuable upon exercise of the warrants within ninety days on a best efforts basis. On June 13, 2011, the warrants were exercised and 1,000,000 shares of WMTN common stock were issued.

On February 18, 2011, WMTN entered into a Share Exchange Agreement with Mining Minerals LLC (owned 60% and 40 % by Gregory Schifrin and James Baughman, respectively) whereby WMTN acquired the claims recorded with the Alaska Department of Natural Resources, Recording Numbers 2010-000468-0 through 2010-000481-0, recorded on October 19, 2010, in exchange for a total of 5,000,000 shares of common stock of WMTN. As of February 18, 2011, the Alaska claims are owned by WMTN. On June 13, 2011, Mineral Mining LLC sold 100,000 shares to Mark Scott for $0.001 per share.

At closing and reflecting the above reverse merger transactions, existing WMTN shareholders and TMC shareholders owned 30.3% and 69.7%, respectively of WMTN.

Other Reverse Merger Agreements

On February 18, 2011, WMTN entered into a Consulting Agreement with WestMountain Asset Management, Inc. (“WASM and WASM Agreement”), a WMTN shareholder. Under the terms of the WASM Agreement, WASM agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending December 31, 2011. WASM received a Warrant for 925,000 shares at $0.001 per share.  WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrant within ninety days on a best efforts basis. On August 15, 2011, WASM exercised a portion of the warrant and 866,000 shares of WMTN common stock were issued.

Rescission Agreement with Debenture Holders

During September and October, 2010, TMC issued interest bearing non-secured Debenture Notes totaling $625,000. During November 2010, an additional Debenture Note was issued for $5,000, increasing the total to $630,000.The Debenture Notes had a term of three years and included interest of 12% per year.  The outstanding principal and interest were convertible at a rate of $0.0125 per TMC share.  Upon conversion the related derivative liability of $4,200 was expensed to financing fees.

On February 18, 2011, TMC signed a Rescission Agreement with the holders of Debenture Notes (“Debenture Notes”).  TMC rescinded the Debenture Notes by returning the $630,000 invested by the Debenture Holder, plus $30,547 of interest thereon in accordance with the terms of the Debentures Notes.

Stock Purchase Agreement with TMC

On February 18, 2011, WMTN entered into a Stock Purchase Agreement with TMC related to the acquisition of Terra Gold Corporation (“TGC”), a wholly owned subsidiary of TMC. Under the terms of the Stock Purchase Agreement, WMTN acquired 100% of TGC by assuming $500,000 in debt plus accrued interest of $7,685 owed to BOCO Investments LLC (“BOCO”).

Conversion of BOCO Demand Promissory Notes (“Notes”)

On August 5, 2010, TMC issued a Note to BOCO totaling $100,000.   The Note included interest of 15% per annum and was payable on November 3, 2011.  As part of the consideration for the loan, TMC issued warrants to BOCO to acquire 300,000 shares of TMC common stock at an exercise price of $0.001 per share.

On December 22, 2010, TMC issued a non-interest bearing Note to BOCO in the amount of $400,000.    As part of the consideration for this loan, TMC issued warrants to BOCO to acquire 800,000 shares of TMC common stock at an exercise price of $0.001 per share.

On January 12, 2011, the Company entered into a Forbearance Agreement with BOCO. Under the terms of the Forbearance Agreement, the Company and BOCO agreed to not exercise their rights under the Notes until the earlier of February 2, 2011, the date of an event of default occurs under the Note or the date the Company fails to comply with the terms and conditions of the Forbearance Agreement.

These Notes were assumed by WMTN as payment for its acquisition of TGC discussed above.

The WMTN ownership, at the conclusion of these transactions and including the post closing transactions are summarized below, as of July 31, 2011 is as follows:

					Close
		7/31/2011	7/31/2011	Fully Diluted	Share Exchange
		Shares	Ownership	Ownership	Ownership
Shareholders	Descritpion	Outstanding	%	%	%
Outstanding WMTN Shares prior to transactions described below
Boco Investments LLC	Current shares issued and outstanding	1,000,000	5.6%	4.4%	9.4%
WestMountain Asset Management, Inc. (WASM) warrants for advisory services etc.(this is sole shareholder of WMTN)	New issuance at $.001 per share	925,000	5.2%	4.1%	9%
Other WMTN shareholders	Current shares issued and outstanding	1,328,313	7.5%	5.9%	12.5%
	Subtotals	3,253,313	18.4%	14.4%	30.5%
Share Exchange Agremeent - TMC shares exchanged for WMTN shares
American Mining Corporation	New issuance at $.001 per share	468,750	2.6%	2.1%	4.4%
Gregory Schifrin and James Baughman shares-AK Claim Acquisition	New issuance at $.001 per share	4,900,000	27.6%	21.7%	46.0%
TMC Founder Warrants( no value assigned part of share exchange)	New issuance at $.001 per share	1,000,000	5.6%	4.4%	9.4%
Gregory Schifrin and James Baughman as TMC founder shareholders	New issuance at $.001 per share	1,031,250	5.8%	4.6%	9.7%
	Subtotals	7,400,000	41.8%	32.8%	69.5%

	Total at asset purchase	10,653,313	60.1%	47.2%	100.0%
Post Share Exchange Transactions for Capitalization
BOCO Investments LLC conversion of TMC Demand Promissory Notes	$500,000 at $.50 per share	1,000,000	5.6%	4.4%
BOCO Investment LLC (for additional cash subscription at closing)	$50,000 at $0.50 per share	100,000	0.6%	0.4%
New investment in WMTN by former TMC debt holders	$630,000 at $.50 per share plus $30,547 in interest	1,321,095	7.5%	5.8%
WMTN private placement	$470,000 at $.50 per share	940,000	5.3%	4.2%
Mark Scott advisory services	232,000 shares	232,000	1.3%	1.0%
Ben Porterfield Extension Agreement(capitalized as JV agreement for contribution of TMC mineral rights)	New issuance at $.001 per share	500,000	2.8%	2.2%
Gregory Schifrin and James Baughman shares- debt conversion 6/1/11	New issuance at $.50 per share	60,000	0.3%	0.3%
Accredited Members, Inc. - debt conversion 6/1/11	New issuance at $.50 per share	168,000	0.9%	0.7%
Capital Peak Partners LLC for advisory services (merger expense valued at $0.50 per black scholes)	New issuance at $.001 per share	1,750,000	9.9%	7.7%
BOCO Investments LLC - warrants for 1 million WASM shares total	New issuance at $.001 per share	1,000,000	5.6%	4.4%

Total New Issuance		7,071,095	39.9%	31.3%

Total WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization		17,724,408	100.0%	92.9%
		-
Total WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization, Net of Warrants		16,789,408

Warrants
Warrants *	New issuance at $.75 per share	3,361,095		14.9%
Sterling Group	New issuance at $.50 per share	300,000		1.3%
Logic International Consulting Group LLC	New issuance at $1.00 per share	1,200,000		5.3%
	Total other	4,861,095		21.5%

Total Fully Diluted WMTN Shares Outstanding Transaction Close Post Share Exchange and Capitalization	Total at closing of tranaction	22,585,502		100.0%

Contingent Shares-
International Tower Hill Mines Ltd for TGC issuance obligation	250,000 shares annually starting 12/31/11	1,000,000

* New subscriptions also get warrants for same number of shares purchased exerciseable at $.75 per share.

The acquisition of TMC by WMTN has been accounted for as a reverse acquisitions and recapitalization.  The WMTN assets and liabilities acquired are recorded at historical cost basis as follows:

Cash	$101,252
Note Receivable	35,644
Prepaid Expenses	9,026
Equipment, net	649
Accounts payable – trade	(66,815
Accrued liabilities	(20,000)
Net assets assigned to additional paid in capital	$59,756

The results of operations of WMTN are included in the Consolidated Statements of Operations for the period February 18, 2011 through July 31, 2011.

	As Reported Nine Months Ended July 31, 2011	Pre- Acquisition Operations of WestMountain November 1, 2010 - February 17, 2011	Pro Forma Nine Months Ended July 31, 2011

Revenue	$-	$-	$-
Net loss per common share	2,395,428	125,724	2,521,152
Net loss per common share	(0.22)		(0.32)

NOTE 4. AGREEMENTS

Exploration, Development and Mine Operating Agreement

Joint Venture Agreement
On September 15, 2010, TMC, TGC and Raven signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). TMC agreed to have 250,000 shares of WMTN common stock issued to Raven no later than one year after the closing of the acquisition of TMC by WMTN and 250,000 shares of WMTN common stock on or before December 31, 2011, December 31, 2012 and December 31, 2014. The $50,000 due with the signing of the Letter of Intent in February 2010 was paid Sept 17, 2010. TMC had incurred $223,102 of project expenses in 2010 and $377,841 in 2011 for total TMC project costs of $600,943.

The JV Agreement has a term of twenty years, which can continue longer as long as products are produced on a continuous basis and thereafter until all materials, equipment and infrastructure are salvaged and disposed of, environmental compliance is completed and accepted and the parties have completed a final accounting. The JV Agreement defines terms and conditions where TMC and TGC earns a 51% interest with the following payments and stock issuances-

Pay the following options payments-

Payment of $10,000 with the signing of the Letter of Intent in February 2010 (paid September 2010).
Payment of $40,000 with the signing of the JV Agreement (paid September 2010).
Payment of $100,000 on or before December 31, 2011.
Payment of $150,000 on or before December 31, 2012.

Provide the following project funding-

Payment of $1 million in project expenses on or before December 31, 2011, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2012, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2013.

Issue the following common stock, which is subject to a two year trading restriction, upon the completion of the acquisition of TMC by WMTN:

Issue 250,000 shares of WMTN common stock no later than one year after the closing of the reverse merger.
Issue 250,000 shares of WMTN common stock on or before December 31, 2011 and December 31, 2012.

TMC and TGC then can increase its interest to 80% in the project with the following payments and stock issuances-

Payment of $150,000 on or before December 31, 2013.
Payment of $3.05 million in additional project expenses on or before December 31, 2014.
Issue 250,000 shares of WMTN common stock on or before December 31, 2014.

The failure to operate in accordance with the JV Agreement could result in our ownership being reduced or the JV Agreement being terminated.

Amended Agreement with Ben Porterfield

On January 7, 2011, TMC entered into a Amended Agreement with Ben Porterfield related to five mining claims known as Fish Creek 1-5 (ADL-648383 through ADL-648387). As part of this Amended Agreement Ben Porterfield consented to certain conveyances, assignments, contributions and transfers related to this above five mining claims as part of the JV Agreement. TMC paid $150,000 to Ben Porterfield and issued 500,000 shares of WMTN restricted common stock. The common stock was recorded as Contractual Rights at $250,000 or $0.50 per share. Another $50,000 payment is due in October 2011 and Mr. Porterfield is to receive 200 tons of Bens Vein or materials over the next two years.

NOTE 5.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following:

	Estimated
	Useful Lives	July 31, 2011	October 31, 2010

Mining and other equipment	3 years	$6,583	$-
Less: accumulated depreciation		(1,186)	-
		$5,397	$-

Depreciation expense for the nine months ended July 31, 2011 and 2010 was $2,286 and $0, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS

Share Exchange Agreement with TMC

WMTN entered into a Share Exchange Agreement with Gregory Schifrin, American Mining Corporation (“AMC”) and James Baughman to acquire 100% of the issued and outstanding shares of common stock of TMC in exchange for 1,500,000 shares of restricted common stock of WMTN, par value of $0.001 per share.

In addition, WMTN issued warrants to the TMC founder investors Gregory Schifrin and James Baughman for 300,000 and 200,000 shares of WMTN common stock, respectively. WMTN issued warrants to other TMC founder investors for 500,000 shares of common stock. The warrants expire February 17, 2014 and are exercisable at $0.001 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares and shares issuable upon exercise of the warrants within ninety days on a best efforts basis. On June 13, 2011, the warrants were exercised and 1,000,000 shares of WMTN common stock were issued.

WMTN entered into a Share Exchange Agreement with Mining Minerals LLC (owned 60% and 40 % by Gregory Schifrin and James Baughman, respectively) whereby WMTN acquired the claims recorded with the Alaska Department of Natural Resources, Recording Numbers 2010-000468-0 through 2010-000481-0, recorded on October 19, 2010, in exchange for a total of 5,000,000 shares of common stock of WMTN. As of February 18, 2011, the Alaska claims are owned by WMTN. On June 13, 2011, Mineral Mining LLC sold 100,000 shares to Mark Scott for $0.001 per share.

Other Reverse Merger Agreements

WMTN entered into a Consulting Agreement with WestMountain Asset Management, Inc. (“WASM and WASM Agreement”), a WMTN shareholder. Under the terms of the WASM Agreement, WASM agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending December 31, 2011. WASM received a Warrant for 925,000 shares at $0.001 per share.  The Warrant is in substantially the form and with the terms as contained in Exhibit 10.14 filed herewith.  WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrant within ninety days on a best efforts basis. On August 15, 2011, WASM exercised a portion of the warrant and 866,000 shares of WMTN common stock were issued.

Joint Venture Agreement

On September 15, 2010, TMC, TGC and Raven signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). TMC agreed to have 250,000 shares of WMTN common stock issued to Raven no later than one year after the closing of the acquisition of TMC by WMTN and 250,000 shares of WMTN common stock on or before December 31, 2011, December 31, 2012 and December 31, 2014. The $50,000 due with the signing of the Letter of Intent in February 2010 was paid Sept 17, 2010. TMC had incurred $223,102 of project expenses in 2010 and $377,841 in 2011 for total TMC project costs of $600,943.

Stock Purchase Agreement with TMC

On February 18, 2011, WMTN entered into a Stock Purchase Agreement with TMC related to the acquisition of Terra Gold Corporation (“TGC”), a wholly owned subsidiary of TMC. Under the terms of the Stock Purchase Agreement, WMTN acquired 100% of TGC by assuming $500,000 in debt plus accrued interest of $7,685 owed to BOCO Investments LLC (“BOCO”).

Other Related Party Transactions

The Company has five full-time and part-time employees. We share offices with Minex Mining, a party affiliated with our Chief Executive Officer. Also, we share utilize Minex Mining contractors for exploration and development of our Alaska property. The Company has recorded current assets- related party and accounts payable- related party of $11,665 and $351,768, respectively, as of July 31, 2011.

Any material related party transactions are reported in applicable sections of this Form 10-Q.

NOTE 7. EQUITY TRANSACTIONS

During the period starting February 18, 2011, WMTN entered into Subscription Agreements with accredited investors totaling $1,150,000. WMTN agreed to issue 2,361,095 shares of restricted WMTN common stock at an average price of $0.50 and 3,361,095 warrants to purchase common stock. The warrants expire February 17, 2014 and are exercisable at $0.75 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrants within ninety days on a best efforts basis. The common stock shares do not have registration rights.

On February 18, 2011, WMTN entered into a Consulting Agreement with Capital Peak Partners LLC (“CPP and CPP Agreement”). Under the terms of the CPP Agreement, CPP agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending February 17, 2012. CPP received a Warrant for 1,800,000 shares at $0.001 per share. The warrant was valued at $0.50 per share using the Black-Scholes-Merton option valuation model. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrant within ninety days on a best efforts basis. On June 13, 2011, the warrants were exercised.

On April 1, 2011, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for advisory services.  The warrant has an exercise price of $0.50 and expires in April 2014, The warrant was valued at $0.39 per share using the Black-Scholes-Merton option valuation model. The warrant expires March 31, 2014 may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

On April 7, 2011, the Company signed a Services Agreement (“Logic Agreement”) with Logic International Consulting Group LLC (“Logic”). Under the Logic Agreement, Logic agreed to provide certain advisory services to the Company. The Company issued Logic a warrant dated April 7, 2011 for the purchase of 1,200,000 shares of the Company’s common stock. The Warrant exercise price is $1.00 per share and it expires April 6, 2014. The warrant was valued at $0.35 per share using the Black-Scholes-Merton option valuation model. The Warrant may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

WMTN entered into a Consulting Agreement with WestMountain Asset Management, Inc. (“WASM and WASM Agreement”), a WMTN shareholder. Under the terms of the WASM Agreement, WASM agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending December 31, 2011. WASM received a Warrant for 925,000 shares at $0.001 per share.  The warrant is in substantially the form and with the terms as contained in Exhibit 10.14 filed herewith.  WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the warrant within ninety days on a best efforts basis.

WMTN issued warrants to the TMC founder investors Gregory Schifrin and James Baughman for 300,000 and 200,000 shares of WMTN common stock, respectively. WMTN issued warrants to other TMC founder investors for 500,000 shares of common stock. The warrants expire February 17, 2014 and are exercisable at $0.001 per share. WMTN agreed to file a registration statement with the SEC with regard to the shares and shares issuable upon exercise of the warrants within ninety days on a best efforts basis. On June 13, 2011, the warrants were exercised and 1,000,000 shares of WMTN common stock were issued.

WMTN issued 1,000,000 shares of its common stock and a warrant to acquire an additional 1,000,000 shares of WMTN common stock exercisable for $0.001 per share to BOCO in exchange for the $500,000 demand note. On June 13, 2011, the warrant was exercised and 1,000,000 shares of WMTN common stock were issued.

On June 1, 2011, Gregory Schifrin and James Baughman each converted $15,000 of payroll in 30,000 shares of WMTN common stock at $0.50 per share.

On June 1, 2011, Accredited Members, Inc. converted $84,000 of debt into 168,000 of WMTN common stock at $0.50 per share.

A summary of the warrants issued as of July 31, 2011 were as follows:

	July 31, 2011		October 31, 2010
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of period	1,100,000	$0.001	-	$-
Issued	9,586,095	0.404	1,100,000	0.001
Exercised	(3,790,000)	(0.001)
Forfeited	(1,100,000)	(0.001)	-	-
Expired	-	-	-	-
Outstanding at end of period	5,796,095	$0.669	1,100,000	$0.001
Exerciseable at end of period	5,796,095		1,100,000

A summary of the status of the warrants outstanding as of July 31, 2011 is presented below:
	July 31, 2011
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
925,000	2.67	$0.001	925,000
300,000	2.67	0.500	300,000
3,361,095	2.67	0.750	3,361,095
1,200,000	2.67	1.000	1,200,000
5,786,095		$0.669	5,786,095	$0.669

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the period ended July 31, 2011 were as follows:

Assumptions - tested in K series
Dividend yield	0%
Expected life	3
Expected volatility	143%
Risk free interest rate	2%

NOTE 8. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Except as disclosed, there are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations.

EMPLOYMENT AGREEMENTS

On October 1, 2010, TMC signed an Employment Agreement with Gregory Schifrin (“Schifrin Agreement”), which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Schifrin Agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On October 1, 2010, TMC signed an Employment Agreement with James Baughman (“Baughman Agreement”), which agreement was acquired by WMTN as a result of the acquisition of TMC. Under the terms of the Baughman Agreement, Mr. Baughman was appointed Chief Operating Officer for an indefinite period at a salary of $120,000 per year. Mr. Baughman is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Baughman received a $10,000 bonus for entering into the Baughman Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Baughman may resign with 60 days notice. If Mr. Baughman is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On February 18, 2011, the Company entered into a Consulting Agreement with Mark Scott (“Scott Consulting Agreement”). Under the terms of the Scott Consulting Agreement, Mr. Scott agreed to consult on the TMC reorganization and complete the filing of certain SEC filings during the period ending April 8, 2011.  Mr. Scott received $12,000 in cash and 24,000 shares of the Company’s restricted common stock. The terms of his appointment as CFO are to be finalized at the conclusion of the Scott Consulting Agreement. On April 11, 2011, the Board awarded Mr. Scott an additional $20,000 in cash and 40,000 shares of the Company’s restricted common stock.

On April 18, 2011, the Company entered into an Employment Agreement (“Scott Employment Agreement”) with Mark Scott as the Company’s Chief Financial Officer, which was effective April 9, 2011. The Scott Employment Agreement replaced the Scott Consulting Agreement dated February 18, 2011 and which expired on April 8, 2011.

Under the terms of the Scott Employment Agreement, Mr. Scott was appointed Chief Financial Officer for an indefinite period at a salary of $96,000 per year. Mr. Scott is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Scott is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits, life and disability insurance. Mr. Scott may resign with 60 days notice. If Mr. Scott is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, one times his annual salary, one times his targeted annual bonus, one times his last year’s bonus and any accrued vacation.

The Board of Directors awarded Mr. Scott monthly 6,000 shares of the Company’s common stock at $0.50 per share for a period of one year and the stock issuance is to be renewed upon approval annually. As of September 8, 2011, 18,000 shares have been issued to Mr. Scott.

Consulting Agreements

On February 18, 2011, WMTN entered into a Consulting Agreement with Capital Peak Partners LLC (“CPP and CPP Agreement”). Under the terms of the CPP Agreement, CPP agreed to advise WMTN on the acquisition of TMC, funding of WMTN and strengthening the WMTN balance sheet during the period ending February 17, 2012. CPP received a Warrant for 1,800,000 shares at $0.001 per share. The warrant was valued at $0.50 per share using the Black-Scholes-Merton option valuation model. WMTN agreed to file a registration statement with the SEC with regard to the shares issuable upon exercise of the Warrant within ninety days on a best efforts basis. In addition, CPP was paid a $125,000 bonus because WMTN received $1,500,000 in funding or debt conversions. On June 13, 2011, the warrants were exercised.

On April 1, 2011, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for advisory services.  The warrant has an exercise price of $0.50 and expires in April 2014. The warrant was valued at $0.39 per share using the Black-Scholes-Merton option valuation model. The warrant expires March 31, 2014 and. may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

On April 7, 2011, the Company signed a Services Agreement (“Logic Agreement”) with Logic International Consulting Group LLC (“Logic”). Under the Logic Agreement, Logic agreed to provide certain advisory services to the Company. The Logic Agreement expires April 6, 2013 and can be cancelled with cause or at the end of any calendar month with ninety days written notice.  The Logic Agreement automatically renews for an additional year at the end of the initial term unless either party provides 30 days written notice prior to the end of the initial term. The Logic Agreement requires a monthly payment of $40,000 after the initial monthly payment of $30,000. The Company issued Logic a warrant dated April 7, 2011 for the purchase of 1,200,000 shares of the Company’s common stock. The warrant exercise price is $1.00 per share and it expires April 6, 2014. The warrant was valued at $0.35 per share using the Black-Scholes-Merton option valuation model. The Warrant may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

The aggregate unaudited future minimum lease payments, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended April 30,	Total
2012	$150,000
2013	100,000
2014	125,000
2015	125,000
2016	125,000
Beyond	125,000
Total	$750,000

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are issued.

Subsequent to July 31, 2011, the following equity transactions occurred:

On August 18, 2011, the Company signed Subscription Agreements for $400,000 and issued 145,491 shares of restricted common stock at $2.75 per share. The restricted common stock does not have registration rights. In addition, the Company agreed to warrants for 145,491 shares at $4.25 per share. The warrants expire August 17, 2014 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

On August 24, 2011, the Company granted 550,000 shares of restricted common stock to officers and directors that were valued at $0.30 per share.

On August 24, 2011, the Company granted CPP under its Service Agreement a warrant for 250,000 shares at $0.50 per share and 250,000 shares at $0.75 per share. The warrants expire August 23, 2014 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $2.00 or more for five trading days.

On August 24, 2011, the Company granted Logic under the Logic Agreement a warrant for 700,000 shares at $1.00 per share. The warrant expires August 23, 2014 and does not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

TERRA MINING CORPORATION AND SUBSIDIARY

Consolidated Financial Statement
October 31, 2010

1-26-2011

TERRA MINING CORPORATION AND SUBSIDIARY

TABLE OF CONTENTS
Page Number

FINANCIAL INFORMATION

Financial Statements

Consolidated Balance Sheet as of October 31, 2010	3

Consolidated Statements of Operations for the period of inception from March 25, 2010 to October 31, 2010	4

Consolidated Statement of Stockholder’s Deficit for the period of inception from March 25, 2010 to October 31, 2010	5

Consolidated Statements of Cash Flows for the period of inception from March 25, 2010 to October 31, 2010	6

Notes to the Consolidated Financial Statements.	7 - 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Terra Mining Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of Terra Mining Corporation and Subsidiary (“the Company”) as of October 31, 2010, and the related consolidated statement of income, stockholders’ equity and, and cash flows for the period ended October 31, 2010. Terra Mining Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terra Mining Corporation and Subsidiary as of October 31, 2010, and the results of its operations and its cash flows for the period ended October 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As described in Note 2 to the consolidated financial statements, the Company has an accumulated deficit from operations and a net deficiency in working capital that raises doubts about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
Spokane, Washington
January 19, 2011

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET

October 31,
2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$512,006
Prepaid expense	2,500
Total Current Assets	514,506

OTHER ASSETS:
Contractual right	150,000
Mining claims	11,275
Total Other Assets	161,275

TOTAL ASSETS	$675,781

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$9,500
Accounts payable - related party	61,728
Accrued liabilities	80,000
Accrued interest	12,369
Demand promissory notes	150,000
TOTAL CURRENT LIABILITIES	313,597

LONG TERM LIABILITIES:
Derivative liability - warrants	4,200
Convertible debentures	625,000
TOTAL LONG TERM LIABILITIES	629,200

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' DEFICIT:

Common stock, 16,000,002 issued and outstanding	228,002
Accumulated deficit during exploration stage	(495,018)
TOTAL STOCKHOLDERS' DEFICIT	(267,016)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$675,781

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
Period of
Inception from
March 25, 2010
to October 31,
2010

REVENUES	$-

EXPENSES:
Exploration expense	160,950
General and administrative	44,261
Officers and directors compensation	100,000
Legal and professional	87,248
Option fee	50,000
Total Expenses	442,459

OPERATING LOSS	(442,459)

OTHER INCOME (EXPENSE):
Interest income	10
Interest expense	(12,369)
Financing expense	(40,200)
Total Other Expense	(52,559)

LOSS BEFORE INCOME TAXES	(495,018)

INCOME TAXES	-
NET LOSS	$(495,018)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	13,159,093

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock
	Number		Accumulated	Total
	of Shares	Amount	Deficit	Stockholders' Deficit

Common stock issued as founders shares	11,000,002	$11,002	$-	$11,002

Common stock issued in share exchange and assignment	5,000,000	217,000	-	217,000

Net loss for the period of inception from March 25, 2010 to October 31, 2010	-	-	(495,018)	(495,018)

Balance as of October 31, 2010	16,000,002	$228,002	$(495,018)	$(267,016)

TERRA MINING CORPORATION AND SUBSIDIARY
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS

Period of
Inception from
March 25, 2010
to October 31,
2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(495,018)
Adjustments to reconcile net loss to net cash used by operating activities:
Warrants issued for financing fees	4,200
Stock issued for services and expenses	44,002
Changes in assets and liabilities:
Prepaid expense	(2,500)
Accounts payable	71,228
Accrued interest	12,369
Accrued liabilities	80,000
Net cash used by operating activities	(285,719)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for mining claims	(11,275)
Net cash used by investing activities	(11,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debentures	625,000
Common stock issued for cash	34,000
Proceeds from demand promissory notes	150,000
Net cash provided by financing activities	809,000

NET INCREASE IN CASH	512,006

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$512,006

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued to acquire contractual right	$150,000

TERRA MINING CORPORATION
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Terra Mining Corporation (“TMC”) was incorporated in British Columbia, on March 25, 2010 and is engaged in the acquisition, exploration and development of mining properties in the United States. Terra Mining Corporation has a wholly owned subsidiary, Terra Gold Corporation (“TGC”) that was incorporated in Alaska, on March 2, 2010 to manage operational activity in Alaska on the Terra Project.

TGC was acquired from American Mining Corporation (“AMC”) on May 17, 2010 by assignment of all 10,000 shares of TGC stock owned by AMC as part of the Share Exchange and Assignment Agreement between AMC and TMC. The shares of TGC stock have a nominal value. Our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010 of AMC.

The Company is an exploration stage company, and its activities have been limited to exploring and acquiring rights to explore, develop and mine properties and that may be suitable for development into metal mines. The Company’s year-end is October 31.

Additional information can be found at www.terraminingcorp.com.

Going Concern
As shown in the accompanying financial statements, the Company had an accumulated deficit incurred through October 31, 2010.  The Company has relied primarily on small private sales of its common stock or loans from its officers and directors to fund the Company to date. The Company will continue to seek capital from outside sources through sales of common stock or loans from its officers, directors, or outside investors in order to remain in business and fund its intended operations.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

An estimated $1,100,000 is necessary to continue operations and fund minimum operations through the next fiscal year.  This estimated amount is for salaries of its officers, professional fees, land payments as well as claim maintenance fees, and work programs on it properties. Management intends to seek new capital from new equity securities issuances to provide funds needed to increase liquidity, fund internal growth, and fully implement its business plan. If the Company is successful in raising substantial new capital, it will implement a much more aggressive exploration program on its properties to further evaluate the mineral potential of the claims.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

This summary of significant accounting policies of TMC is presented to assist in understanding the Company’s consolidated financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation
These consolidated financial statements include our consolidated financial position, results of operations, and cash flows. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Foreign Currency Translation
The consolidated financial statements are presented in US dollars, which is the parent company’s and its subsidiary’s functional currency and the Company’s presentation currency. Transactions in foreign currencies are initially recorded in the functional currency at the rate in effect at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange in effect at the reporting date. All differences are taken to the consolidated statement of operations and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction.

Cash and Cash Equivalents
The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of October 31, 2010, the Company had uninsured amounts held in one bank of approximately $204,000.

Mineral Properties
Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims. Costs to maintain the mineral rights and leases are expensed as incurred.  When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value.

Mine and Road Access-
The Company has access to the camp by airplane. There is no road access from camp to the project area where drilling and bulk sampling mining occurs. It is approximately 1 1/2 miles from camp to the project area.  Power generation is by diesel generator at the camp. Fuel is brought in for the generators by a cargo plane to the airstrip.

Long-Lived Assets
The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.  As of, October 31, 2010, there are no impairments recognized.

Fair Value of Financial Instruments
The Company has adopted FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, for assets and liabilities measured at fair value on a recurring basis. Topic 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:
Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions. Determining which category an asset or liability falls within the hierarchy requires significant judgment.   The Company evaluates its hierarchy disclosures each quarter.

Assets and liabilities measured at fair value on a recurring basis are summarized as follows:

				Carying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	October 31, 2010

Liabilities:
Derivatice Instruments - Warrants	$-	$-	$4,200	$4,200

Total	$-	$-	$4,200	$4,200

All cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of October 31, 2010. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense, accounts payable, accrued liabilities, accrued interest and demand promissory notes approximate their fair values because of the short maturity of these instruments. The Company’s convertible debentures approximate the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for a similar financial arrangement at October 31, 2010.

In addition, Topic 820 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Alaska Reclamation and Remediation Liabilities
TMC operates in Alaska. Reclamation works in Alaska require a pool of funds from all permittees with exploration and mining projects to cover reclamation. There is a $750 per acre disturbance reclamation bond that is required for disturbance of 5 acres or more and/or removal of more the 50,000 cubic yards of material. In year one, TMC does not expect to exceed the minimum requirements and is not expected to be required to file a reclamation bond. As the project advances and feasibility justifies expansion, TMC may exceed the minimums outlined and may be required to file a reclamation plan and bond.

The Company expects to record reclamation bond as a liability in the period in which the Company is required to pay a reclamation bond. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in reclamation bond.

Mineral Exploration and Development Costs

 All exploration expenditures are expensed as incurred.  Significant property acquisition payments for active exploration properties are capitalized.  If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.  Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a unit of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations.  The Company charges to operations the allocable portion of capitalized costs attributable to properties sold.  Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Provision for Income Taxes
Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition.  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Net Loss Per Share
Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. As of October 31, 2010, the Company had warrants for the purchase of 300,000 common shares which were considered but were not included in the computation of loss per share at October 31, 2010 because they would have been anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Recent accounting pronouncements applicable to us are summarized below.

In April 2010,  the FASB issued  Accounting  Standard  Update  ("ASU")  2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based  Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial  position,  results of operations  or cash flows of the  Company. In March 2010, the FASB issued ASU No.2010-11, which is included in the Certification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements.  Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption.  This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010.  The adoption of this guidance did not have a material impact on the Company's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3 – AGREEMENTS

TMC can acquire a controlling interest in a high-grade gold vein system in the resource definition phase of project development gold with an inferred gold resource of 168,000 ounces. The critical agreements are detailed below.

Share Exchange and Assignment Agreement

On May 17, 2010, TMC entered into a Share Exchange and Assignment Agreement with AMC, a Company that our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010.

Under the terms of the agreement TMC issued 5,000,000 shares of common stock to AMC for the outstanding shares in the capital of TGC and was assigned a Letter of Intent (“LOI”) on the Terra Project in Alaska, to which AMC was a party.

The LOI was independently valued by RWE Growth Partners Business Valuaters at $150,000 after conducting a Business Valuation and Fairness Opinion for the assignment of the LOI from AMC to TMC.

Exploration, Development and Mine Operating Agreement

On September 15, 2010, TMC, TGC and Raven Gold Alaska, Inc. (“Raven”) signed an Exploration, Development and Mine Operating Agreement (“JV Agreement”). The JV Agreement has a term of twenty years, which can continue longer as long as products are produced on a continuous basis and thereafter until all materials, equipment and infrastructure are salvaged and disposed of, environmental compliance is completed and accepted and the parties have completed a final accounting. The JV Agreement defines terms and conditions where TMC and TGC earns a 51% interest with the following payments and stock issuances-

Pay the following options payments-

Payment of $10,000 with the signing of the Letter of Intent in February 2010.
Payment of $40,000 with the signing of the JV Agreement.
Payment of $100,000 on or before December 31, 2011.
Payment of $150,000 on or before December 31, 2012.

Provide the following project funding-
Payment of $1 million in project expenses on or before December 31, 2011, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2012, including $100,000 to Raven.
Payment of $2.5 million in additional project expenses on or before December 31, 2013.

Issue the following common stock, which is subject to a two year trading restriction, upon the completion of a reverse merger-
Issue 250,000 shares of common stock no later than one year after the closing of the reverse merger.
Issue 250,000 shares of common stock on or before December 31, 2011 and December 31, 2012.

TMC and TGC then can increase its interest to 80% in the project with the following payments and stock issuances-
Payment of $150,000 on or before December 31, 2013.
Payment of $3.05 million in additional project expenses on or before December 31, 2014.
Issue 250,000 shares of common stock on or before December 31, 2014.

The failure to operate in accordance with the JV Agreement could result in our ownership being reduced or the JV Agreement being terminated.

As of October 31, 2010, the $50,000 due with the signing of the Letter of Intent in February 2010 and the signing of JV Agreement was paid. As of October 31, 2010, TMC incurred $164,722 of project expenses.

NOTE 4 – DEMAND PROMISSORY NOTES

On August 5, 2010, the Company issued Demand Promissory Notes (“Notes”) to West Mountain Index Advisor, Inc. (“WMTN”) totaling $50,000 and BOCO Investments, LLC (“BOCO”) totaling $100,000.   The Notes include interest of 15% per annum and are payable on November 3, 2011. The Notes are secured by the assets of the Company. If the notes should become default, they include additional interest of 29% per annum, compounded annually, above the rate that would otherwise be in effect.  As of October 31, 2010, $150,000 was outstanding and $4,999 in interest expense was accrued.

On January 12, 2011, the Company entered into Forbearance Agreements with WMTN and BOCO. Under the terms of the Forbearance Agreements, the Company, WMTN and BOCO agreed to not exercise their rights under the Notes until the earlier of February 2, 2011, the date of an event of default occurs under the Notes or the date the Company fails to comply with the terms and conditions of the Forbearance Agreement.

In addition, the Company issued warrants to acquire 300,000 shares of common stock to the lenders. See Note 7 for additional details.

NOTE 5 – CONVERTIBLE DEBENTURES

During September and October, 2010, the Company issued interest bearing non-secured Convertible Debenture Notes (“Debenture Notes”) totaling $625,000. During November 2010, an additional Debenture Note was issued for $5,000, increasing the total to $630,000.The Debenture Notes have a term of three years and include interest of 12% per year.  The outstanding principal and interest are convertible at a rate of $0.0125.  The Company accrued $7,369 in interest expense as of October 31, 2010.

NOTE 6 – CAPITAL STOCK

The Company is authorized to issue an unlimited number of shares of common stock with no par value.  All shares have equal voting rights, are non-assessable and have one vote per share.  Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the period from inception of March 25, 2010 to October 31, 2010, the Company issued 5,000,000 shares of its common stock for contractual rights valued at $150,000, services valued at $44,000 and cash of $23,000. In addition the Company issued 11,000,002 shares of its common stock for $11,002 in cash, to the Company’s founders $.

NOTE 7 – DERIVATIVE LIABILITIY - WARRANTS

On August 5, 2010, the Company issued warrants to acquire 300,000 shares of common stock in connection with Demand Promissory Notes. The warrants are exercisable at $.001 per share and expire on August 4, 2015. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.

These Warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that, during additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price. Therefore, according to the guidance provided in FASB ASC 815-40-15-5 through 815-40-15-8, which was adopted by the Company on March 25, 2010, the Company accounted for these warrants as derivative liabilities. All changes in the fair value of these warrants were recognized in the consolidated statements of operations until they are exercised or expire or otherwise extinguished.

The fair value of the warrants as of October 31, 2010 was estimated at $4,200 using the Black Scholes Option Price Calculation. The following assumptions were made to value the warrants: price of $.014 per share, risk free interest rate of 1.17%; expected life of 4.75 years; expected volatility of 132.83%; with no dividends expected to be paid. The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company’s common stock is not publicly traded therefore, the fair value of the Company’s common stock as of August 5, 2010 and October 31, 2010 has not been determined based on market price.  As the Company’s stock is not publicly traded, historical volatility information is limited and considered not representative of the expected volatility. In accordance with ASC 718-10-30-2 (formerly SFAS No. 123R, “Accounting for Stock-Based Compensation”), the Company identified similar public entities for which share and option price information was available, and considered the historical volatilities of those public entities’ share prices in calculating the expected volatility appropriate to the Company (i.e. the calculated value).

The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company received a non-interest bearing, unsecured loan from an officer on June 14, 2010 totaling $3,600. The Company used the proceeds for general working capital.  The $3,600 was paid as of October 31, 2010.

Accounts payable includes related party payables of $61,728 to Minex Exploration, a party affiliated with an officer.

On May 17, 2010, TMC entered into a Share Exchange and Assignment Agreement with AMC, a company that our Chief Executive Officer served as President and a Director in February and March 2010 and our Chief Operating Officer served as Chief Operating Officer and a Director in March 2010. (See Note 3).

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

On October 1, 2010, the Company signed an Employment Agreement with Gregory Schifrin (“Schifrin Agreement”). Under the terms of the Schifrin Agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On October 1, 2010, the Company signed an Employment Agreement with James Baughman (“Baughman Agreement”). Under the terms of the Baughman Agreement, Mr. Baughman was appointed Chief Operations Officer for an indefinite period at a salary of $120,000 per year. Mr. Baughman is eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Baughman received a $10,000 bonus for entering into the Schifrin Agreement and is eligible for employee benefit programs, including 4 weeks vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Baughman may resign with 60 days notice. If Mr. Baughman is terminated without cause, including a change in control (after six months), he is to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

On December 9, 2010, the Company signed a Letter of Understanding with Mark Scott (“Scott Agreement”). Under the terms of the Scott Agreement, Mr. Scott agreed to consult on the TMC reorganization and complete the filing of certain SEC filings during the period ending April 8, 2011.  Mr. Scott will receive $4,000 per month in cash and receive 6,000 shares of common stock. The terms of his appointment as CFO are to be finalized at the conclusion of the Scott Agreement.

Leases

On October 22, 2010, the Company entered into a Commercial Lease Agreement (“Lease”) with 2186 South Holly LLC for the rent of 460 square feet of office space. The Lease provides for a monthly rent of $560 per month for the period November 1, 2010 through October 31, 2011. There was no rent expense from the period of inception to October 31, 2010. A security deposit of $513 was previously paid by James Baughman.

NOTE 10 – INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from both United States and Canadian sources.  Pretax losses arising from domestic operations (United States) were $282,818 for the period of inceptions from March 25, 2010 to October 31, 2010.  Pretax losses arising from foreign operations (Canada) were $212,200, for the period of inceptions from March 25, 2010 to October 31, 2010.  As of October 31, 2010, the Company has net operating loss carryforwards in Terra Mining Corporation of approximately $282,818, which expire 2030, in Terra Gold Corporation of approximately $212,200, which expire in 2030.

For the period ended October 31, 2010, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses.

The principal components of the Company’s deferred tax assets at October 31, 2010 are as follows:

U.S. operations loss carry forward at statutory rate of 34%	$96,158
Non-U.S. operations loss carry forward at statutory rate of 20.5%	43,501
Total	139,659
Less Valuation Allowance	(139,659)
Net Deferred Tax Assets	-
Change in Valuation allowance	$(139,659)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the period ended October 31, 2010 is as follows:

2010
Federal Statutory Rate	-34.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	34.0%
Effective Tax Rate	0%

NOTE 11 - SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were available to be issued.

On December 22, 2010, the Company issued a Demand Promissory Note (“Promissory Note”) to BOCO in the amount of $400,000.  The note bears no interest except in the event of default.  The default interest rate is 29 % per annum, compounded annually.  The Promissory Note is collateralized by the assets of the Company and shares of a Company affiliated with an Officer of the Company. The Promissory Note is due on March 22, 2011. In connection with this Promissory Note, the Company issued a warrant to acquire 800,000 shares of common stock to BOCO. The warrant is exercisable at $.001 per share and expires on December 22, 2015.

The fair value of the warrants as of December 22, 2010 was estimated at $11,400 using the Black Scholes Option Price Calculation. The following assumptions were made to value the warrants: price of $.014 per share; risk free interest rate of 2.02%; expected life of 5 years; expected volatility of 118.95%; with no dividends expected to be paid. The risk-free rate of return reflects the interest rate for United States Treasury Note with similar time-to-maturity to that of the warrants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$1,000.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	15,000.00
Registrar and transfer agent’s fees and expenses	1,000.00
Miscellaneous	1,000.00
Total expenses	$23,000.00

 ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Colorado law, a corporation may include in its Articles of Incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for damages for (i) any breach of the director's duty of loyalty to the Registrant or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act (CBCA); or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. But no such provision may eliminate or limit the liability of a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) for any transaction from which the director derived an improper personal benefit (see Section 7-109-102(4) of the CBCA). The Registrant’s Articles limit personal liability of directors to the fullest extent permitted by Colorado law.

The Articles also provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Registrant shall also indemnify any person who is serving or has served Registrant as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.  DGCL Sections 7-109-102 and -107 permit indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 19, 2007, the Company sold 72,500 (290,000 pre-split) shares of its common stock for $290 or $0.004 per share.

On November 20, 2007, the Company sold 58,750 (235,000 pre-split) shares of its common stock for $2,350 or $0.04 per share.

On November 28, 2007, the Company sold 2,012,500 (8,050,000 pre-split) shares of its common stock to WestMountain Purple, LLC, an affiliate, for a cash price of $320,000 or $0.16 per share.  The stock transaction made WestMountain Purple, LLC the Company’s majority shareholder.

On November 30, 2007, the Company sold 109,563 (438,250 pre-split) shares of its common stock for $43,825 or $0.40 per share.  The stock sale was made in reliance on an exemption from registration of a trade in the United States under Rule 504 and/or Section 4(6) of the Act.  The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering.

On April 9, 2008, the Company issued 12,500 (50,000 pre-split) shares of common stock in exchange for services that were to be provided for the Company.  Subsequent to the issuance of these shares the service agreement was terminated and the shares have been cancelled.  This transaction is not reflected on the financial statements.

Since October 18, 2007 (inception), a total of 2,253,313 (9,013,250 pre-split) shares were issued for a total cash price of $366,465.  All of the shares issued are considered to be “restricted stock” as defined in Rule 144 promulgated under the Securities Act of 1933.  As of December 31, 2010, the common stock issued and outstanding at par is $2,253 or $0.001 per share.  The amount over and above the $0.001 par value per share is recorded in the additional paid-in capital account in the amount of $364,212.

On October 12, 2010 the Company reversed split our common stock. There was no change in the par value of $0.001.

ACQUISITION OF TMC

On February 28, 2011, WMTN and TMC entered into a Close of Share Exchange Agreement. This Agreement confirmed the closing of the acquisition of TMC by WMTN in a reverse merger transaction whereby the shareholders and board of WMTN became the majority of the combined companies.   In connection with this acquisition of TMC by WMTN, several other definitive agreements were entered into, including the sales of unregistered securities. These transactions are described under “Acquisiton of TMC” under Business in Part I.

POST CLOSING TRANSACTIONS

In addition to the Stock Purchase and Share Exchange Agreements with TMC, Gregory Schifrin, AMC and James Baughman, WMTN entered into additional transactions to add other mineral properties and increase working capital by approximately $1,500,000 in preparation for the development of the TMC properties. See Acquisition of TMC under Business in Part 1.

On June 1, 2011, Gregory Schifrin and James Baughman each converted $15,000 of payroll in 30,000 shares of WMTN common stock at $.50 per share.

On June 1, 2011, Accredited Members, Inc. converted $84,000 of debt into 168,000 of WMTN common stock at $.50 per share.

On August 18, 2011, the Company signed Subscription Agreements for $400,000 and agreed to issue 145,491 shares of restricted common stock at $2.75 per share. The restricted common stock does not have registration rights. In addition, the Company agreed to warrants for 145,491 shares at $4.25 per share. The warrants expire August 17, 2014 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

On August 24, 2011, the Company granted 550,000 shares of restricted common stock to officers and directors that were valued at $0.30 per share.

On August 24, 2011, the Company granted CPP under its Service Agreement a warrant for 250,000 shares at $0.50 per share and 250,000 shares at $0.75 per share. The warrants expire August 23, 2014 and do not have registration rights. The warrants may be called by the Company if registered and with a closing price $2.00 or more for five trading days.

On August 24, 2011, the Company granted Logic under the Logic Agreement a warrant for 700,000 shares at $1.00 per share. The warrant expires August 23, 2014 and does not have registration rights. The warrants may be called by the Company if registered and with a closing price $4.00 or more for five trading days.

ITEM 16. EXHIBITS

See the “Exhibit Index” immediately below the signature page to this Registration Statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any Registration Statement required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the Registration Statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Registration Statement filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser.

(i)         If the registrant is relying on Rule 430B:

 (A)       Each Registration Statement filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Registration Statement was deemed part of and included in the registration statement; and

(B)       Each Registration Statement required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Registration Statement is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Registration Statement. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Registration Statement relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each Registration Statement filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Registration Statement filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 9, 2011.

WESTMOUNTAIN INDEX ADVISOR, INC.

By:	/s/ Gregory Schifrin
Gregory Schifrin Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Gregory Schifrin or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 12th day of August, 2011 by the persons and in the capacities indicated below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURES	TITLE	DATE

/s/ Gregory Schifrin	Chief Executive Officer and Director	September 9, 2011
Gregory Schifrin	(Principal Executive Officer)

/s/ Mark Scott	Chief Financial Officer and Secretary	September 9, 2011
Mark Scott	(Principal Financial/Accounting Officer)

/s/ James Baughman	Management Director	September 9, 2011
James Baughman

/s/ Kevin Cassidy	Independent Director	September 9, 2011
Kevin Cassidy

/s/ Michael Lavigne	Independent Director	September 9, 2011
Michael Lavigne

Exhibit No.	Description

3.1	Articles of Incorporation (2)

3.2	Bylaws (2)

10.1	Proposed Summary of Terms dated July 20, 2010 by and between West Mountain Index Advisor, Inc. and Terra Mining Corporation. (1)

10.2
Exploration, Development and Mine Operating Agreement dated September 15, 2010 by and between Raven Gold Alaska Inc., International Tower Hills Mines, Terra Gold Corporation and Terra Mining Corporation. (1)

10.3	Summary Report on the Terra Gold Project, McGrath District, Alaska dated June 15, 2010. (1)

10.4	Confirmation of Close of Share Exchange Agreement dated February 28, 2011 by and between WestMountain Index Advisor, Inc. and Terra Mining Corporation, Inc. (1)

10.5	Rescission Agreement dated February 18, 2011 by and between Terra Mining Corporation, Inc. and Convertible Debenture Holders. (1)

10.6	Stock Purchase Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and Terra Mining Corporation, Inc. (1)

10.7	Share Exchange Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc., Gregory Schifrin, American Mining Corporation and James Baughman. (1)

10.8	Subscription Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and Mining Minerals LLC. (1)

10.9	Conversion of Demand Promissory Notes dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and BOCO Investments, Inc. (1)

10.10	Subscription Agreements dated February, 2011 by and between WestMountain Index Advisor, Inc. and Investors .(1)

10.11	Consulting Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and Mark Scott. (1)

10.12	Consulting Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and WestMountain Asset Management, Inc. (1)

10.13	Consulting Agreement dated February 18, 2011 by and between WestMountain Index Advisor, Inc. and Capital Peak Partners LLC. (1)

10.14	Form of Warrant dated February 18, 2011 by and between WestMountain Index Advisor, Inc. Terra Mining Corporation, Inc. founding investors (the “$0.001 Warrant Form”). (1)

10.15	Form of Warrant dated February 18, 2011 by and between WestMountain Index Advisor, Inc. Terra Mining Corporation, Inc. Investors and BOCO Investments, Inc. (the “$0.75 Warrant Form”) (1)

10.16	Employment Agreement dated October 1, 2010 by and between Terra Mining Corporation, Inc. and Gregory Schifrin. (1) *

10.17	Employment Agreement dated October 1, 2010 by and between Terra Mining Corporation, Inc. and James Baughman. (1) *

10.18	Resignation Letter of Brian L. Klemsz dated February 28, 2011. (1) *

10.19	Audited Financial Statements of Terra Mining Corporation and Subsidiary as of October 31, 2010 and for the period of inception from March 25, 2010 to October 31, 2010. (1)

10.20	Employment Agreement dated April 9, 2011 by and between WestMountain Index Advisor, Inc. and Mark Scott (3) *

10.21	Advisory Agreement dated April 1, 2011 by and between WestMountain Index Advisor, Inc. and Sterling Group. (3)

10.22	Warrant for the Purchase of Common Stock dated April 1, 2011 by and between WestMountain Index Advisor, Inc. and Sterling Group. (3)

10.23	Services Agreement dated April 7, 2011 by and between WestMountain Index Advisor, Inc. and Logic International Consulting Group LLC (3)

10.24	Warrant for the Purchase of Common Stock dated April 1, 2011 by and between WestMountain Index Advisor, Inc. and Logic International Consulting Group LLC. (3)

10.25	Amended Porterfield Lease dated February 18, 2011 by and between Terra Gold Corp and Ben Porterfield (4)

23.1	Consent of PMB Helin Donovan LLP (4)

99.1	Code of Conducts and Ethics dated February 28, 2011 (3)

* Indicates management contract or compensatory plan.

(1) Attached as an exhibit to the Company’s Form 8-K dated February 28, 2011 and filed with the SEC on March 4, 2011.

(2) Previously filed with Form SB-2 Registration Statement, January 2, 2008 (in the case of the Articles of Incorporation, as amended per the 8-K filed on Oct. 12, 2010).

(3) Attached as an exhibit to the Company’s Form 8-K dated April 30, 2011 and filed with the SEC on May 19, 2011.

(4) Filed herewith.